EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

Securities Service Network, Inc.,

Renaissance Capital Corporation,

the Shareholders of Securities Service Network, Inc.,

the Shareholder of Renaissance Capital Corporation

and

Ladenburg Thalmann Financial Services Inc.

Dated as of September 21, 2014

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4.7	Investment Intent	34
ARTICLE V REPRESENTATIONS AND WARRANTIES OF LTFS		35
5.1	Corporate Matters.	35
5.2	No Conflicts; Consents.	36
5.3	Litigation	36
5.4	Availability of Funds	36
5.5	Brokers, Finders	36
5.6	SEC Filings	36
5.7	Regulatory Matters	37
ARTICLE VI COVENANTS AND AGREEMENTS		37
6.1	Conduct of the Companies and the SSN Subsidiaries.	37
6.2	Filings; Other Actions	39
6.3	Access and Information.	40
6.4	No Solicitation; Acquisition Proposals	40
6.5	Publicity	41
6.6	Non-Competition; Non-Solicitation.	41
6.7	Termination of Certain Agreements and Release of Obligations.	42
6.8	Monthly Financial Information	43
6.9	Code §338(h)(10) Election	43
6.10	Tax Matters.	46
6.11	Lease Amendment	48
6.12	Disclosure of Certain Matters	48
6.13	Confidentiality	49
ARTICLE VII CONDITIONS TO CLOSING		50
7.1	Conditions to the Obligations of Sellers and LTFS	50
7.2	Conditions to the Obligation of LTFS	50
7.3	Conditions to the Obligation of Sellers and the Companies	51
ARTICLE VIII INDEMNIFICATION		51
8.1	Survival.	51
8.2	Indemnification of LTFS by Sellers.	52
8.3	Indemnification of Sellers by LTFS	53
8.4	Procedures Relating to Indemnification.	53
8.5	Indemnity Payments	55
8.6	Knowledge.	55
8.7	Transaction Consideration Adjustment	56
8.8	Insurance and Tax Benefit; Mitigation.	56
8.9	Exclusive Remedy	56
ARTICLE IX TERMINATION		57
9.1	Termination	57
9.2	Effect of Termination	57
ARTICLE X GENERAL PROVISIONS		58
10.1	Expenses	58

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10.2	Further Actions	58
10.3	Notices	58
10.4	Assignment; Successors; Third-Party Beneficiaries	59
10.5	Amendment; Waivers, Etc	60
10.6	Entire Agreement	60
10.7	Severability	60
10.8	Headings	60
10.9	Counterparts	60
10.10	Governing Law	60
10.11	Consent to Jurisdiction, Etc	60
10.12	Representatives	61
10.13	Equitable Relief	62

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STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2014, by and among SECURITIES SERVICE NETWORK, INC. (“SSN”), a Tennessee corporation, RENAISSANCE CAPITAL CORPORATION, a Tennessee corporation (“RCC”; each of SSN and RCC, individually a “Company” and, together, the “Companies”), the DAVID L and PATRICIA B COFFEY DESCENDANTS TRUST, the sole shareholder of RCC and the principal shareholder of SSN (the “Trust”), the individuals who are the other shareholders of SSN identified on the signature pages hereto (collectively with the Trust, the “Sellers”) and LADENBURG THALMANN FINANCIAL SERVICES INC., a Florida corporation (“LTFS”). Capitalized terms used herein, but not otherwise defined herein, are defined in ARTICLE I.
R E C I T A L S:
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Sellers propose to sell to LTFS, and LTFS proposes to purchase from Sellers (the “Transaction”), all of the issued and outstanding capital stock of each of the Companies (collectively, the “Company Shares”); and
WHEREAS, concurrently with the execution of this Agreement, the individuals listed on Annex A hereto are entering into employment agreements in connection with the Transaction in the forms of Exhibit A and Exhibit B hereto, respectively, pursuant to which such individuals shall serve in the indicated officer positions immediately following the Transaction (collectively, the “Management Employment Agreements”); and
WHEREAS, the Companies, Sellers and LTFS desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the Parties agree as follows:
ARTICLE I
DEFINITIONS

1.1    Definition of Certain Terms. The terms defined in this Article I shall have the respective meanings indicated below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms so defined).

“338(h)(10) Adjustment” shall have the meaning set forth in Section 6.9(c).
“338(h)(10) Election” shall have the meaning set forth in Section 6.9(a).
“338(h)(10) Election Request” shall have the meaning set forth in Section 6.9(a).
“Acquisition Proposal” means any inquiry or proposal regarding any merger, sale of assets, sale of Equity Securities or similar transactions involving a Company or any SSN Subsidiary other than the Transaction.

“Adviser” shall have meaning set forth in Section 3.17(b).
“Advisory Contract” shall have the meaning set forth in Section 3.17(f).
“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.
“Aggregate Net Worth” shall have the meaning set forth in Section 2.3(b).
“Agreement” shall have the meaning set forth in the opening paragraph of this Agreement.
“Assets” means all real, personal and mixed assets, both tangible and intangible, of every kind, nature and description which are owned or leased by a Company or an SSN Subsidiary or used or held for use by a Company or an SSN Subsidiary in connection with the Business.
“Balance Note” shall have the meaning set forth in Section 2.1(a)
“Benefit Plan” shall have the meaning set forth in Section 3.8(a).
“Business” means the broker-dealer, registered investment advisor and insurance business and related activities conducted by SSN and the SSN Subsidiaries and the business and related activities conducted by RCC in connection therewith.
“business day” means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close.
“Calculated 338(h)(10) Adjustments” shall have the meaning set forth in Section 6.9(e).
“Cap” shall have the meaning set forth in Section 8.2(e).
“Capped Covered Losses” shall have the meaning set forth in Section 8.2(e).
“Cap Note Principal Amount” shall have the meaning set forth in Section 2.1(a).
“Cap Notes” shall have the meaning set forth in Section 2.1(a).
“Closing” shall have the meaning set forth in Section 2.2(a).
“Closing Date” means be the date upon which the Closing occurs.
“Closing Statement” shall have the meaning set forth in Section 2.3(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies” shall have the meaning set forth in the opening paragraph of this Agreement.

“Company” shall have the meaning set forth in the opening paragraph of this Agreement.
“Company Agreements” means (a) the shareholders agreement, dated November 29, 2010 (“Shareholders Agreement”), by and among the Trust, Wade S. Wilkinson, Jayaprakash M. Patel, Ronald T. Klimas, Jonathan Maas and SSN, (b) the SSN Stock Appreciation Right Plan and (c) the SSN Supplemental Executive Compensation Plan.
“Company Financial Statements” shall have the meaning set forth in Section 3.2(a).
“Company Shares” shall have the meaning set forth in the Recitals.
“Competitive Business” shall have the meaning set forth in Section 6.6(b).
“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person.
“Contested Adjustments” shall have the meaning set forth in Section 2.3(e).
“Contract” means any agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, license or arrangement, whether written or oral.
“Contract Rate” shall have the meaning set forth in the Short Term Notes.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.
“Covered Loss” means any and all losses, Liabilities, claims, fines, penalties, restitutions, rescission offers, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Legal Proceeding), costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Legal Proceeding), including any of the foregoing arising under, out of or in connection with any Legal Proceeding, Governmental Order or award of any arbitrator of any kind or any Law, Contract, commitment or undertaking.
“Disclosure Letter” shall have the meaning set forth in Section 2.1(b).
“Eligible Closing Day” means a business day where the next day is a business day.
“Employees” shall have the meaning set forth in Section 3.8(a).
“Environmental Law” means any federal, state, local or foreign Law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection, investigation or restoration of the environment, health and safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, or contamination.
“Equity Security” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof and, in any event, shall also include (a) any capital stock of a corporation, any partnership interest, any limited liability company interest and any other equity interest, (b) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for any such stock, equity interest or security referred to in clause (a), (c) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (a) or (b), and (d) any contract to grant, issue, award, convey or sell any of the foregoing.
“ERISA” shall have the meaning set forth in Section 3.8(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means any (i) Taxes of the Companies or the SSN Subsidiaries for any period other than a Pre-Closing Tax Period; (ii) Taxes attributable to any transaction or action taken, caused or requested by LTFS or any of its Affiliates that occur on or after the Closing (including any transaction occurring or action taken by LTFS or the Companies or the SSN Subsidiaries on the Closing Date after the Closing), (iii) Transfer Taxes described in Section 6.10(d) for which LTFS is responsible under the terms of Section 6.10(d) and (iv) any Taxes that are included in the 338(h)(10) Adjustment.
“Filing Deadline” shall have the meaning set forth in Section 6.9(a).
“Final Closing Statement” shall have the meaning set forth in Section 2.3(g).
“Final Determination” means with respect of Federal income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to Taxes other than Federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
“Final Net Worth” shall have the meaning set forth in Section 2.3(h).
“Financial Statements” shall have the meaning set forth in Section 3.2(b).
“FINRA” means the Financial Industry Regulatory Authority.
“FLIC” means Fort Loudon Insurance Co., Ltd., a British Virgin Islands company.
“Floor” shall have the meaning set forth in Section 8.2(e).
“Form ADVs” shall have the meaning set forth in Section 3.17(a).

“Form BD” shall have the meaning set forth in Section 3.16(g).
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Geographical Areas” shall have the meaning set forth in Section 6.6(c).
“Governmental Entity” means any foreign or domestic, federal, state, provincial, local, municipal or other governmental judicial, arbitral, legislative, executive or regulatory department, division, commission, administration, board, bureau, agency, court, tribunal, instrumentality or other body (whether temporary, preliminary or permanent), including, without limitation, all self-regulatory organizations.
“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination, request, offer of settlement, agreement or award entered by or with any Governmental Entity.
“Gross-Up Formula” shall have the meaning set forth in Section 6.9(d).
“Grossed-Up 338(h)(10) Adjustment(s)” shall have the meaning set forth in Section 6.9(d).
“Grossed-Up Penalties and Interest Payment” shall have the meaning set forth in Section 6.9(d).
“Hazardous Substance” means any substance that is, in relevant form or concentration: (a) limited, prohibited or regulated pursuant to any Environmental Law, or (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations for cash overdrafts, (c) all obligations of such Person for the deferred purchase price of property or services, (d) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (h) all Indebtedness of others referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights)

owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Indemnified Parties” shall have the meaning set forth in Section 8.3.
“Independent Accounting Firm” shall have the meaning set forth in Section 2.3(e).
“Insurance Entities” means the entities set forth on Schedule 1.1 of the Disclosure Letter.
“Insurance Regulator” means, with respect to any jurisdiction, each Governmental Entity charged with the supervision of insurance companies in such jurisdiction.
“Intellectual Property” shall have the meaning set forth in Section 3.12.
“Interim Financial Statements” shall have the meaning set forth in Section 3.2(b).
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Investment Assets” means any interest in any bonds, notes, debentures, mortgage loans, real estate, instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives or other assets acquired for investment or hedging purposes.
“Knowledge” when used with respect to the Companies and/or the SSN Subsidiaries means the actual knowledge of Wade Wilkinson, Ronald Klimas, Jayaprakash Patel, Douglas Baxley and/or David Michael Coffey.
“Laws” shall have the meaning set forth in Section 3.7(a).
“Lease Amendment” shall have the meaning set forth in Section 6.11.
“Legal Proceeding” means any judicial, administrative, regulatory, self-regulatory or arbitration actions, suits, proceedings (public, private, civil or criminal), claims, complaints (including customer complaints), disputes, investigations, actions or governmental proceedings.
“Liabilities” means any debt, liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.
“Lien” means any mortgage, pledge, deed of trust, lien (including, without limitation, environmental and tax liens), charge, adverse claim, security interest, title defect, encumbrance, charge or other similar restriction, lease, sublease, option, easement, encroachment or other adverse claim of any kind, including without limitation any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership or encumbrance, other than as a result of U.S. securities Laws.
“Losses” shall have the meaning set forth in Section 6.10(e).

“LTFS” shall have the meaning set forth in the first paragraph of this Agreement.
“LTFS Financial Statements” shall have the meaning set forth in Section 5.6.
“LTFS Indemnified Parties” shall have the meaning set forth in Section 8.2(a).
“Management Employment Agreements” shall have the meaning as set forth in the Recitals.
“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, is materially adverse to the business, Assets, Liabilities, financial condition, prospects or results of operations of a Party or Parties and its Subsidiaries taken as a whole; provided, however, that that the foregoing shall not include any event, circumstance, change or effect resulting from (a) any change in law, rule or regulation or GAAP or interpretations thereof, (b) changes in general economic conditions that do not have a materially disproportionate effect (relative to other industry participants) on such party and its subsidiaries, (c) general changes in the securities industry, except those events, circumstances, changes or effects that adversely affect such party and its subsidiaries to a materially greater extent than they affect other entities operating in the securities industry or (d) the public announcement of the transactions contemplated hereby.
“Material Contracts” shall have the meaning set forth in Section 3.13.
“Maturity Date” shall have the meaning set forth in the Short Term Notes.
“MSRB” shall have the meaning set forth in Section 3.16(m).
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and by-laws and, with respect to any other type of entity, its organizational documents including limited liability company operating agreements and partnership agreements.
“Parties” means each of the Companies and the Sellers, on the one hand, and LTFS, on the other hand.
“Permits” shall have the meaning set forth in Section 3.7(b).
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (a) statutory liens for Taxes, assessments or other governmental charges not yet due and payable, (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Law arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, (c) pledges or deposits made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, or similar legislation or to secure public or statutory obligations, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements, and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.
“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.
“Pre-Closing Taxes” shall have the meaning set forth in Section 6.10(b).
“Protest Notice” shall have the meaning set forth in Section 2.3(d).
“RCC” shall have the meaning set forth in the first paragraph of this Agreement.
“Releases” shall have the meaning set forth in Section 6.7(b).
“Representatives” shall have the meaning set forth in Section 10.12.
“Restricted Person” shall have the meaning set forth in Section 6.6(a)(ii).
“SAP” means statutory accounting practices prescribed or permitted by relevant Government Entities.
“SEC” means the United States Securities and Exchange Commission.
“SEC Report” shall have the meaning set forth in Section 5.6.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Parties” shall have the meaning set forth in Section 8.3.
“Seller Tax Proceedings” shall have the meaning set forth in Section 6.10(i).
“Sellers” shall have the meaning set forth in the first paragraph of this Agreement.
“Short-Term Note” shall have the meaning set forth in Section 2.1(a).
“Short-Term Note Amount” shall have the meaning set forth in Section 2.1(a).
“Short Year Return” shall have the meaning set forth in Section 6.10(a).
“SIPC” shall have the meaning set forth in Section 3.16(f).
“SSN” shall have the meaning set forth in the first paragraph of this Agreement.
“SSN Advisory” shall have the meaning set forth in Section 3.17(a).
“SSN Subsidiaries” shall have the meaning set forth in Section 3.1(a).
“SSN Subsidiary” shall have the meaning set forth in Section 3.1(a).

“Stock Pledge Agreement” shall have the meaning set forth in Section 2.1(a).
“Subsidiary” means, with respect to any Person (other than a natural Person), any other Person of which (a) the first mentioned Person or any Subsidiary thereof is a general partner, (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its subsidiaries, or (c) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or controlled by such first mentioned Person and/or by any one or more of its subsidiaries.
“Target Aggregate Net Worth” shall have the meaning set forth in Section 2.3(c).
“Tax Period” shall have the meaning set forth in Section 3.5(a).
“Tax Proceeding” shall have the meaning set forth in Section 6.10(h).
“Tax Return” means all returns, information returns, estimates, declarations, statements, certifications, forms, reports or other information (together with all schedules and other information included therewith) required to be supplied to any Taxing Authority relating to Taxes.
“Taxes” means (a) all foreign, U.S. federal, state or local taxes, fees, assessments, levies or other charges whatsoever, including, without limitation, all income, gross receipts, minimum, alternative minimum, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, municipal, capital, stamp, transfer, license, payroll, service, occupation, ad valorem, net worth, disability, estimated, severance, VAT and workers’ compensation taxes, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Entity responsible for the imposition of any Tax (foreign or domestic) (a “Taxing Authority”) and (b) liability for the payment of any amounts of the type described in (a) as a result of being a party to any agreement or any express or implied obligation to indemnify another Person.
“Terminations” shall have the meaning set forth in Section 6.7(a).
“Third Party Claim” shall have the meaning set forth in Section 8.4(a).
“Transaction” shall have the meaning set forth in the Recitals.
“Transaction Consideration” means the Short Term Notes and the Transaction Notes (each as defined in Section 2.1(a) hereof).
“Transaction Documents” shall mean, collectively, this Agreement, the Management Employment Agreements, the Short Term Notes, the Transaction Notes, the Stock Pledge Agreement and the Terminations and Releases prescribed by Section 6.7 hereof.
“Transaction Expenses” shall have the meaning set forth in Section 10.1.

“Transaction Notes” shall have the meaning set forth in Section 2.1(a).
“Transaction Notes Amount” shall have the meaning set forth in Section 2.1(a).
“Transfer” means any direct or indirect offer, sale, pledge, assignment, swap, hypothecation or other disposition or encumbrance, or any contract to sell, any option or contract to purchase, any grant or warrant to purchase, or any loan or other transfer or disposition, whether done voluntarily or involuntarily, whether done with or without consideration and whether the Transfer is of the asset itself or any economic rights therein.
“Transfer Taxes” shall have the meaning set forth in Section 6.10(d).
“Trust” shall have the meaning set forth in the first paragraph of this Agreement.
“Unasserted Claims” means any facts or circumstances that may form the basis of a Legal Proceeding that have come to the Knowledge of the Companies on or prior to the Closing Date, including, without limitation, facts or circumstances set forth in any written or oral complaint made to a Company or any SSN Subsidiary or of which a Company or any SSN Subsidiary have been notified by a Governmental Entity.
“Unpaid Indemnity Obligation Claim” shall have the meaning set forth in Section 8.5.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1    Purchase and Sale of Company Shares.

(a)Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, LTFS shall purchase from Sellers, and Sellers shall sell, assign, transfer and deliver to LTFS, all of the Company Shares, free and clear of any Liens. At the Closing, in consideration for the sale and transfer of the Company Shares by Sellers to LTFS, LTFS shall deliver to Sellers the following: (i) secured promissory notes made by LTFS in the aggregate principal amount of $25,000,000 (the “Short Term Notes Amount”), in the form of Exhibit C-1 hereto (the “Short Term Notes”), and (ii) secured promissory notes made by LTFS in the aggregate principal amount of $20,000,000 (the “Transaction Notes Amount”) in the form of Exhibit C-2 hereto (the “Transaction Notes”). The Short Term Notes and the Transaction Notes shall be secured by a pledge by LTFS of the Company Shares in the form of Exhibit D hereto (the “Stock Pledge Agreement”). At the Closing, each Seller shall receive (x) a Short Term Note in the principal amount equal to such Seller’s pro rata share (based on the Seller’s portion of the Transaction Consideration) of the Short Term Note Amount and (y) two (2) Transaction Notes, one of which (the “Cap Note”) shall be in the principal amount (the “Cap Note Principal Amount”) equal to the Seller’s pro rata share (based on the Seller’s portion of the Transaction Consideration) of $4,000,000 (such amount being the amount of the Capped Covered Losses) and the second of which (the “Balance Note”) shall be in the principal amount of the Seller’s portion of the Transaction Notes Amount minus the Cap Note Principal Amount. The Transaction Consideration is subject to adjustment as provided in Section 2.3 hereof.

(b)The Transaction Consideration shall be allocated and delivered to each Seller as provided on Schedule 2.1(b) of the disclosure letter delivered by Sellers and the Companies to LTFS immediately prior to the execution of this Agreement (“Disclosure Letter”).

2.2        Closing.

(a)The closing of the Transaction and the other transactions contemplated by this Agreement (“Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174, at 10:00 a.m., New York City time not later than the second business day following the satisfaction or waiver of the conditions set forth in ARTICLE VII unless such day is not an Eligible Closing Day, in which case the Closing shall occur on the next Eligible Closing Day following such second business day or, at such other place, time and date as the Parties may agree. Unless the Parties agree otherwise, the Closing shall be deemed to have occurred at the close of business local time in each applicable jurisdiction on the Closing Date.

(b)At the Closing, LTFS shall deliver, or cause to be delivered, to the applicable Sellers the following:
(i)the Short Term Notes, by issuance of such notes in the respective principal amounts and in the names of the Sellers on Schedule 2.1(b) of the Disclosure Letter;

(ii)the Transaction Notes by issuance of such notes in the respective principal amounts and in the names of the Sellers on Schedule 2.1(b) of the Disclosure Letter;

(iii)the Stock Pledge Agreement, including delivery of the Pledged Shares as contemplated in Section 13 of the Stock Pledge Agreement;

(iv)the officer’s certificate prescribed by Section 7.3(c) hereof;

(v)an incumbency and authority certificate from the duly appointed secretary of LTFS in such form as shall be reasonably satisfactory to Sellers; and

(vi)such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to Sellers.

(c)At or prior to the Closing, the Companies and Sellers shall deliver or cause to be delivered to LTFS the following:

(i)certificates representing all of the Company Shares for transfer to LTFS, together with executed stock powers;

(ii)the Stock Pledge Agreement;

(iii)all minute books, stock record books (or similar registries) and corporate (or similar) records and seals of the Companies and the SSN Subsidiaries;

(iv)the tender of funds to SSN by the Sellers in the amount set forth in Section 6.7(a) hereof;

(v)the Terminations prescribed by Section 6.7(a) hereof;

(vi)the Releases prescribed by Section 6.7(b) hereof;

(vii)the officer’s certificates prescribed by Section 7.2(d) hereof;

(viii)incumbency and authority certificates from the duly appointed secretary of each of the Companies in such form as shall be reasonably satisfactory to LTFS;

(ix)the opinions of counsel to the Companies and Sellers in the forms of Exhibit E-1 and Exhibit E-2 hereto; and

(x)such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which, together with the documents and instruments referred to above, shall be in form and substance reasonably satisfactory to LTFS.

2.3        Transaction Consideration Adjustment.

(a)Within ninety (90) days following the Closing Date, LTFS shall prepare and deliver to the Representatives a statement setting forth the Aggregate Net Worth of the Companies, including in reasonable detail the basis for the computation thereof, as of the close of business on the Closing Date (the “Closing Statement”). During such ninety (90) day period and the period of any dispute with respect to the application of this Section 2.3, Sellers shall reasonably cooperate with LTFS in the preparation of the Closing Statement and the investigation of any disputed item.

(b)For purposes of this Agreement, “Aggregate Net Worth” shall be as defined and calculated in the manner set forth in Annex B hereto.

(c)For purposes of this Agreement, “Target Aggregate Net Worth” shall be $4,000,000.

(d)The Representatives shall have forty-five (45) days after delivery of the Closing Statement by LTFS to review the same and to deliver to LTFS a written statement thereon (the “Protest Notice”). The Representatives and their accountants shall be entitled to any work papers, trial balances and similar materials relating to the calculation of the Aggregate Net Worth of the Companies prepared by LTFS. LTFS shall also provide the Representatives and their accountants with timely access, during normal business hours to LTFS’s relevant employees, properties, books and records to the extent involved with or related to the calculation of the Aggregate Net Worth of the Companies. The Protest Notice shall list those items included in the Closing Statement, if any, to which the Representatives, on behalf of the Sellers, take exception and any proposed adjustment, including in reasonable detail the basis for the computation thereof. The failure of the Representatives to deliver such Protest Notice within such forty-five (45) day period following delivery of the Closing Statement will constitute their acceptance, on behalf of all Sellers, of the Closing Statement as prepared by LTFS. If the Representatives timely deliver a Protest Notice to LTFS and LTFS does not give the Representatives notice of its objections to such Protest Notice within forty-five (45) days following receipt of such Protest Notice, LTFS shall be deemed to have accepted the Closing Statement as adjusted by the Representatives in the Protest Notice.

(e)If LTFS objects to the Protest Notice within said forty-five (45) day period following delivery of the Protest Notice (the adjustments to which LTFS objects being referred to herein as the “Contested Adjustments”), the Representatives and LTFS shall attempt to resolve the dispute regarding the Contested Adjustments. If a final resolution thereof is not reached within ten (10) business days of the Representatives’ receipt of LTFS’s objections thereto, either the Representatives or LTFS shall thereafter be entitled to refer any remaining Contested Adjustments to an independent accounting firm acceptable to the Representatives and LTFS (the “Independent Accounting Firm”) or, in the absence of agreement on the Independent Accounting Firm within five (5) days of notice by either the Representatives or LTFS of intent to initiate such a referral, to Grant Thornton LLP (who will thereafter be considered the Independent Accounting Firm). Each of the Sellers, the Companies and LTFS represent that he or it has not engaged the services of Grant Thornton LLP at any time since January 1, 2010.

(f)If there is such a referral to an Independent Accounting Firm, the Representatives (on behalf of Sellers), on the one hand, and LTFS, on the other hand, will, if requested by the Independent Accounting Firm, execute a reasonable engagement letter and shall submit to the Independent Accounting Firm not later than ten (10) business days after its appointment, a written statement summarizing its position on the Contested Adjustments, together with such supporting documentation as it deems necessary. The Independent Accounting Firm shall act as an arbitrator to determine, based solely on the materials submitted and presentations by the Representatives and LTFS, and not by independent review, only the Contested Adjustments that have not been settled by negotiation and shall be instructed to render its decision within forty-five (45) days of its appointment or as soon thereafter as is reasonably practicable. The decision of the Independent Accounting Firm as to the Contested Adjustments shall be final and binding on, and shall not be subject to appeal by, Sellers or LTFS and may be entered and enforced by any court having jurisdiction. The Closing Statement shall be revised as necessary to reflect the decision of the Independent Accounting Firm and the other modifications thereto previously agreed by the Representatives and LTFS.
(g)Sellers as a group shall bear their own expenses and those of the Representatives (pro ratably among Sellers based on their respective share of the Transaction

Consideration paid to all Sellers), and LTFS shall bear its own expenses incurred in connection with the resolution of the Closing Statement. The fees and expenses of the Independent Accounting Firm shall be borne 50% by Sellers as a group (and pro ratably among them based on their respective share of the Transaction Consideration paid to all Sellers), on the one hand, and 50% by LTFS, on the other hand. The term “Final Closing Statement,” as used in this Agreement, shall mean the definitive Closing Statement accepted or deemed to be accepted by the Representatives or LTFS or agreed to by LTFS and the Representatives in accordance with Section 2.3(d) or 2.3(e), as applicable, or the definitive Closing Statement resulting from the determinations made by the Independent Accounting Firm in accordance with Section 2.3(f) (in addition to those items theretofore accepted by LTFS or agreed to by LTFS and the Representatives).

(h)Within fifteen (15) days of the determination of the Final Closing Statement, if the Aggregate Net Worth set forth on the Final Closing Statement (the “Final Net Worth”) (i) is less than the Target Aggregate Net Worth, each Seller shall pay to LTFS a pro rata share (based on such Seller’s respective share of the Transaction Consideration paid to all Sellers) of such shortfall or (ii) is greater than the Target Aggregate Net Worth, LTFS shall pay to each Seller a pro rata share (based on such Seller’s respective share of the Transaction Consideration paid to all Sellers) of such excess.

(i)Any payments pursuant to this Section 2.3 shall be made by wire transfers of immediately available funds to the accounts designated by LTFS or Sellers, as the case may be. To the extent any Seller fails to pay LTFS any amounts pursuant to this Section 2.3, LTFS or the applicable Affiliate thereof shall be entitled to offset the amount of such obligation against payments to be made to such Seller under the Transaction Notes or against any other payments due from LTFS or any Affiliate to such Seller. To the extent LTFS fails to pay any Seller any amounts pursuant to this Section 2.3, the applicable Seller thereof shall be entitled to offset the amount of such obligation against any payments due from such Seller to LTFS or any Affiliate of LTFS.

2.4        Further Assurances; Post-Closing Cooperation Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a Party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SELLERS

Each of the Companies and Sellers, jointly and severally, represent and warrant to LTFS that:
3.1    The Companies/Corporate Matters.

(a)Organization. Each Company and each of the SSN Subsidiaries (defined below) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, each has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted, and each is duly qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification or license, except where the failure to be so organized, qualified, licensed or in good standing, or to have such power or authority, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Companies. A true and complete list of all the SSN Subsidiaries, together with the jurisdiction of formation of each such Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by SSN is set forth in Schedule 3.1(a) of the Disclosure Letter (collectively, the “SSN Subsidiaries” and individually, a “SSN Subsidiary”). RCC has no Subsidiaries.

(b)Organizational Documents. Each Company has furnished to LTFS a complete and correct copy of the Organizational Documents of such Company and SSN has furnished LTFS a complete and correct copy of the Organizational Documents of each of the SSN Subsidiaries. All such Organizational Documents are in full force and effect and no other organizational documents are applicable to, or binding upon, such Company or the SSN Subsidiaries. Each Company has made available to LTFS complete and correct copies of the minutes of the meetings or written consents of the shareholders, members, partners (or other equity holders) and the board of directors (or similar bodies) and any committee thereof of such Company and, with respect to SSN, the SSN Subsidiaries.

(c)Capitalization. The capitalization of each Company and each SSN Subsidiary is set forth in Schedule 3.1(c) of the Disclosure Letter. The Company Shares constitute all of the outstanding Equity Securities of the Companies, have been duly authorized and are validly issued. There are no other Equity Securities of the Companies outstanding. There are no outstanding options, warrants, convertible debt or other derivative securities that entitle any person to acquire Equity Securities of either of the Companies. The Transaction as contemplated by this Agreement is not subject to any preemptive right, right of first refusal or other similar right or restriction.

(d)SSN Subsidiaries. SSN owns all of the issued and outstanding Equity Securities of each of the SSN Subsidiaries. All issued and outstanding Equity Securities of each of the SSN Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, free and clear of any Liens. There are no issued and outstanding Equity Securities, rights or obligations which are convertible into, exchangeable for, or exercisable to acquire any Equity Securities of the SSN Subsidiaries.

(e)Agreements with Respect to Equity Securities. Except as set forth in Schedule 3.1(e) of the Disclosure Letter, there are no, and neither of the Companies nor any SSN Subsidiary is bound by or subject to any, (i) preemptive or other outstanding rights, subscriptions, options, warrants, conversion, put, call, exchange or other rights, agreements, commitments, arrangements or understandings of any kind pursuant to which a Company or any SSN Subsidiary, contingently or otherwise, is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any Equity Securities of a Company or any SSN Subsidiary; (ii) shareholder agreements, voting trusts, proxies or other agreements or understandings to which a Company or any SSN Subsidiary is a party or to which a Company or any SSN Subsidiary is bound relating to the holding, voting, sale, purchase, redemption or other acquisition of Equity Securities of a Company or any SSN Subsidiary; or (iii) agreements, commitments, arrangements, understandings or other obligations to declare, make or pay any dividends or distributions, whether current or accumulated, or due or payable, on any Equity Securities of a Company or any SSN Subsidiary. All of the agreements set forth in Schedule 3.1(e) of the Disclosure Letter shall terminate upon consummation of the Transaction.

(f)No Equity Interests or Other Outstanding Investment Obligations. Except with respect to the ownership of Equity Securities of each SSN Subsidiary as set forth in Schedule 3.1(f) of the Disclosure Letter, neither Company nor any SSN Subsidiary owns, directly or indirectly, beneficially or of record, any Equity Securities or interests in any other Person. Except as set forth in Schedule 3.1(f) of the Disclosure Letter, neither Company nor any SSN Subsidiary is a party to any shareholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any Equity Securities of any other Person. There are no outstanding obligations of either Company or any SSN Subsidiary to make any investment in or provide funds (whether in the form of a loan, capital contribution or otherwise), and neither Company nor any SSN Subsidiary currently has outstanding any such investment or provision of funds, to any other Person. To the Knowledge of the Companies, no Person is in default with respect to such Person’s obligation to repay any loan to either Company or any SSN Subsidiary.

(g)Consents. Except for required FINRA approvals and except as set forth in Schedule 3.1(g) of the Disclosure Letter, no Consent of or with any Governmental Entity or third Person (in respect of any Contracts to which the either Company or any SSN Subsidiary is a party by which one or more of them is bound or to which their Assets are subject) is required to be obtained, made or effected by or with respect to Sellers, either Company or any SSN Subsidiary in connection with the execution and delivery of this Agreement by Sellers or the Companies or the performance of their respective obligations hereunder.

(h)Due Authorization. (i) Each Company and each Seller has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby; (ii) the execution, delivery and performance of this Agreement by each Company and each Seller and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action of each Company and of each Seller; (iii) this Agreement has been duly executed and delivered by each Company and each Seller; and (iv) assuming the due authorization, execution and delivery of this Agreement by LTFS, this Agreement constitutes the legal, valid and binding obligation of each Company and each of the Sellers, enforceable against each Company and each of the Sellers in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(i)No Conflicts. (i) The execution and delivery of this Agreement by each Company and each Seller, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under (A) the Organizational Documents of the Companies or any Seller (if applicable) or (B) any Law, Governmental Order or Permit to which either of the Companies or any Seller is a party or by which either of the Companies or any Seller or his, her or its respective properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of a Company or any Seller to consummate the transactions contemplated hereby; (ii) result in the creation of, or give any third party the right to create, any Lien upon the assets of the a Company or any SSN Subsidiary; (iii) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which a Company or any SSN Subsidiary is a party; or (iv) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to a Company or any SSN Subsidiary.

3.2    Financial Statements; Books and Records; Internal Controls

(a)Each Company has provided to LTFS correct and complete copies of their respective consolidated balance sheets, consolidated statements of income, stockholders' equity and cash flows (including the notes thereto), as of December 31, 2013, December 31, 2012 and December 31, 2011, audited in the case of SSN and unaudited in the case of RCC (collectively, “Company Financial Statements”). The Company Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto and except that the unaudited financials of RCC do not contain all footnote disclosures required by GAAP); (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Company Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Company Financial Statements were so required to be filed; and (iii) present fairly, in all material respects, the financial conditions and the results of operations of each Company (including, with respect to SSN, the SSN Subsidiaries) as at the dates thereof and for the periods then ended.

(b)Each Company has provided to LTFS complete and correct copies of their respective monthly unaudited consolidated statements of income, stockholders' equity and cash flow for each month from January 1, 2014 to July 31, 2014, and their respective unaudited consolidated balance sheets as at the end of such period (collectively, “Interim Financial Statements” and, together with the Company Financial Statements, “Financial Statements”). The Interim Financial Statements (i) have been prepared in accordance with GAAP (except that the Interim Financial Statements are subject to normal year-end adjustments and do not contain all footnote disclosure required by GAAP) applied on a consistent basis throughout the periods covered thereby; (ii) have been prepared in accordance with the published rules and regulations of any Governmental Entity with which such Interim Financial Statements are required to be filed, in each case, as such rules and regulations existed at the time such Interim Financial Statements were so required to be filed; and (iii) present fairly, in all material respects, the consolidated financial position of the Company (including with respect to SSN, the SSN Subsidiaries) as at the dates thereof and the consolidated results of operation, changes in stockholders' equity and cash flows of the Company (including with respect to SSN, the SSN Subsidiaries) for the periods then ended, subject to normal year-end adjustments.

(c)Each Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) the transactions of such Company are recorded as necessary to permit preparation of the financial statements of such Company in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)Since January 1, 2010, to the Knowledge of the Companies, no director, officer, employee, registered representative, auditor, accountant or representative of either Company has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of such Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that such Company has engaged in questionable accounting or auditing practices. Since January 1, 2010, there have been no internal investigations outside the course of customary review processes and procedures regarding the accounting or revenue recognition practices of either Company.

(e)The books of account and other similar financial books and records of each Company and the SSN Subsidiaries have been maintained, in all material respects, in accordance with good business practice in the industry in which they operate, are complete and correct in all material respects and there have been no material transactions that are required by either applicable regulatory requirements or by good business practice in the industry in which they operate to be set forth therein and which have not been so set forth. Copies of all such books and records have been made available to LTFS.

(f)Except as otherwise expressly noted in the Financial Statements or set forth in Schedule 3.2(f) of the Disclosure Letter, the accounts and notes receivable of each Company and the SSN Subsidiaries reflected on the balance sheets included in the Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are, to the Knowledge of the Companies, legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are, to the Knowledge of Companies, not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are, to the Knowledge of the Companies, collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of either Company or any SSN Subsidiary.

3.3    Absence of Undisclosed Liabilities. Neither Company nor any SSN Subsidiary has any Liabilities, except for Liabilities (a) reflected or reserved against in the Financial Statements, (b) disclosed in Schedule 3.3 of the Disclosure Letter or (c) incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2013 that, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Companies.

3.4    Events Subsequent to Latest Financial Statements. Since December 31, 2013, (i) each Company and each SSN Subsidiary have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) there has been no change, development or effect or combination of changes, developments or effects that, individually or in the aggregate, have had or resulted or could reasonably be expected to have or result in a Material Adverse Effect on the Companies. Since December 31, 2013, neither Company nor any SSN Subsidiary has declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, Equity Securities other than those distributions listed in Schedule 3.4 of the Disclosure Letter.

3.5    Taxes.

(a)Each Company and each SSN Subsidiary (and any consolidated, combined, unitary or aggregate group for Tax purposes of which each Company is or has been a member) has timely filed all federal income Tax Returns, and all other material foreign, federal, state and local Tax Returns that were or are required to be filed by it and all such Tax Returns are true and correct in all material respects. For each taxable year or period (“Tax Period”) of each Company and each SSN Subsidiary ended on or after December 31, 2009, the Companies have made available to LTFS correct and complete copies of all such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by either Company or any SSN Subsidiary.

(b)All Taxes shown or due and owing on any Tax Return of each Company and each SSN Subsidiary have been timely paid. No Taxing Authority is now asserting or, to the Knowledge of the Companies, threatening to assert against either Company or any SSN Subsidiary any deficiency or claim for additional Taxes. Except as set forth in Schedule 3.5(b) of the Disclosure Letter, there are no current audits of any Tax Return filed by either Company or any SSN Subsidiary, and neither Company nor any SSN Subsidiary has been notified by any Taxing Authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by a Company or any SSN Subsidiary is in force. No waiver or agreement by a Company or any SSN Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(c)All material Taxes which a Company or any SSN Subsidiary has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or shall be duly and timely paid to the proper Taxing Authority (whether or not shown to be due and payable on any Tax Return).

(d)Neither Company nor any SSN Subsidiary has any liability for any Taxes of any Person other than such Company or such SSN Subsidiary (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(e)There are no Liens on any of the Assets of a Company or any SSN Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes.

(f)The Tax Periods of the Companies and each SSN Subsidiary for all U.S. federal, foreign, state and local income Taxes end on December 31.

(g)Neither Company nor any SSN Subsidiary is a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, provision or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments to any Person after the Closing Date.

(h)No claim has been made in writing by a Taxing Authority since January 1, 2009 in a jurisdiction where a Company or any SSN Subsidiary does not file Tax Returns that such Company or SSN Subsidiary, as the case may be, is or may be subject to taxation by that jurisdiction. Schedule 3.5(h) of the Disclosure Letter contains a list of all jurisdictions to which any income Taxes are properly payable by the Company or any Subsidiary.

(i)All registered representatives of each Company or any SSN Subsidiary are properly classified as independent contractors for tax purposes.

(j)Schedule 3.5(j) of the Disclosure Letter sets forth each jurisdiction in which the Companies and each Seller has nexus and is required to file a state or local Tax Return.

(k) FLIC qualifies for and has timely filed a valid election under Section 831(b) of the Code. FLIC has at all times operated its business in accordance with the requirements of Section 831(b) of the Code.

(l)Elections regarding “Subchapter S” status or “Qualified Subchapter S Subsidiary” status with respect to United States federal income Taxes have been made for each Company and each SSN Subsidiary, except FLIC; similar elections have been made with respect to similar status in each state in which such elections are permissible and in which each Company and/or each SSN Subsidiary are subject to liability for income Taxes; all such elections are valid and in effect and have been continuously in effect, with respect to each Company and each SSN Subsidiary, since the date such elections were made and neither Company nor any

SSN Subsidiary has any liability for United States federal and, for such states, state Taxes, in each case, based on income.

3.6    Litigation. Except as set forth in Schedule 3.6 of the Disclosure Letter, there are no (a) Legal Proceedings pending or, to the Knowledge of the Companies, threatened against a Company or any SSN Subsidiary or (b) Unasserted Claims against a Company or any SSN Subsidiary or any independent contractor or agent thereof relating to any act, error or omission by such Person.

3.7    Compliance with Laws; Permits; Customer Complaints.

(a)Since January 1, 2010, the business of each Company and each SSN Subsidiary has not been, and is not being, conducted in violation of any applicable federal, state or local law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, declaration, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), other than such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Companies. Neither Company nor any SSN Subsidiary or any of their respective assets or properties is subject to any material Governmental Order specifically directed to it or its properties. Except as set forth in Schedule 3.7(a) of the Disclosure Letter, neither Company nor any SSN Subsidiary have received any notice from any applicable Governmental Entity, and to the Knowledge of the Companies, none is threatened, alleging that a Company or any SSN Subsidiary is violating or has violated, or is not complying or has not complied with, any of the foregoing.

(b)Each Company and each SSN Subsidiary has in full force and effect all governmental permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and approvals necessary to operate its properties and Assets and conduct its business as presently conducted (“Permits”), except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Companies. Except as set forth in Schedule 3.7(b) of the Disclosure Letter, there has occurred no material breach of or default (with or without notice or lapse of time or both) under any such Permit and neither Company nor any SSN Subsidiary has received any written notice, and there has been no action, suit or proceeding filed, commenced or, to the Knowledge of the Companies, threatened alleging any such breach or default or otherwise seeking to revoke, terminate, suspend or modify any such Permit or to impose any fine, penalty or other sanctions. Each Company and each SSN Subsidiary have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Entity necessary to maintain all of their Permits in full force and effect, except in each case for any Permits the failure of which to be in full force and effect, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Companies.

(c)All customer complaints which have been made since January 1, 2009 against a Company, any SSN Subsidiary, the Insurance Entities, any Advisers or any officers,

directors, partners, employees, principals or investment advisors or registered representatives of the Companies and any of the SSN Subsidiaries or any insurance representative of the Insurance Entities are set forth in Schedule 3.7(c) of the Disclosure Letter and copies of each such complaint have been furnished or made available to LTFS. Except as set forth in Schedule 3.7(c) of the Disclosure Letter, no such complaints are pending, or to the Knowledge of the Companies threatened.

3.8    Employee Benefits.

(a)Schedule 3.8(a) of the Disclosure Letter sets forth all benefit or compensation plans, programs, practices (e.g., payroll practices), employment agreements and other contracts, policies or arrangements covering current or former employees of each of the Companies and the SSN Subsidiaries (“Employees”) or with respect to which each Company or SSN Subsidiary has any Liability for such Employees, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), deferred compensation, severance, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (“Benefit Plan”). Each Company and each SSN Subsidiary has furnished or made available to LTFS true and complete copies of the most recent annual report (Form 5500), financial statement, actuarial valuation and favorable determination letter, if any, with respect to each Benefit Plan.

(b)The Benefit Plans have been operated and maintained in all material respects in accordance with their terms and with ERISA, the Code and other applicable Laws and all material tax Liabilities and penalties related to the Benefit Plans have been satisfied.

(c)There has been no amendment to, announcement by a Company or any SSN Subsidiary relating to, a change in employee participation or coverage under, the Benefit Plans which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, approval of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will, under the terms of the Benefit Plans, (i) entitle any Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, the Benefit Plans, (iii) limit or restrict the right of a Company or any SSN Subsidiary or, after the consummation of the transactions contemplated hereby, LTFS to merge, amend or terminate the Benefit Plans or (iv) result in payments under the Benefit Plans which would not be deductible under Section 280G of the Code.

3.9    Labor Matters. Neither Company nor any SSN Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to any Employees and, to the Knowledge of the Companies, there are no activities or proceedings of any labor union to organize any Employees.

3.10    Real Property.

(a)Neither Company nor any SSN Subsidiary owns any real property.

(b)Other than as set forth in Schedule 3.10(b) of the Disclosure Letter, neither Company nor any SSN Subsidiary is party to any real property leases or subleases. Sellers have provided to LTFS a complete and correct copy of each lease or sublease set forth in Schedule 3.10(b) of the Disclosure Letter to which a Company or any SSN Subsidiary is a party or is bound. Each lease set forth in Schedule 3.10(b) of the Disclosure Letter is in full force and effect and, to the Knowledge of the Companies, is enforceable against the landlord or counterparty which is party thereto in accordance with its terms, and there exists no material default or material event of default (or any event that with notice or lapse of time or both would become a material default or material event of default) on the part of a Company or any SSN Subsidiary under any such lease. Neither Company nor any SSN Subsidiary has assigned or sublet its interest under any such lease.

(c)Except as, individually or in the aggregate, have not had or resulted and could not reasonably be expected to have or result in a Material Adverse Effect on the Companies, each Company and each Subsidiary own (or in the case of leased or licensed assets or properties, have a valid right to use) all of the Assets and properties of any kind or nature reasonably necessary for the conduct of the Business as presently conducted.

(d)To the Knowledge of the Companies (i) the property subject to the leases set forth in Schedule 3.10(b) of the Disclosure Letter is in good and usable condition, subject to normal wear and tear and normal industry practice with respect to maintenance, and is adequate and suitable for the purposes for which it is presently being used, and (ii) the Company has rights of egress and ingress with respect to such leased property that is sufficient for it to conduct the Business consistent with past practice.

3.11    Tangible Personal Property. The Companies or the SSN Subsidiaries have good, valid and marketable title to or, in the case of leased tangible personal property included in the Assets, a valid, binding and enforceable leasehold interest in, all tangible personal property included in the Assets reflected on the audited combined balance sheet dated December 31, 2013 as being owned by the Company or any Subsidiary or purchased or acquired by a Company or any SSN Subsidiary after December 31, 2013 (except for all tangible personal property included in the Assets sold since such date in the ordinary course of business consistent with past practice), in each case free and clear of any Liens other than Permitted Liens.

3.12    Intellectual Property. All material trademarks, service marks, trade names, copyrights, Internet domain names and applications therefor (“Intellectual Property”) used in the operation of the Business and the activities of the Companies and the SSN Subsidiaries (other than packaged computer software that is used in all material respects in accordance with the licenses therefor) are owned by or registered in the name of a Company or a SSN Subsidiary. No interest in any of such Intellectual Property has been assigned, transferred or licensed to any

Person by a Company or any SSN Subsidiary, and, to the Knowledge of the Companies, there is no infringement or asserted infringement by any Person of any Intellectual Property of another the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Companies. No claim is pending by a Company or any SSN Subsidiary against others to the effect that the present or past operations of such Person infringes upon or conflicts with the rights of a Company or any SSN Subsidiary to the Intellectual Property, and to the Knowledge of the Companies, no reasonable grounds for such action exist. There are no pending or, to the Knowledge of the Companies threatened, cancellations or revocations of any agreement granting to a Company or any SSN Subsidiary any Intellectual Property right of a third person, which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect on the Companies.

3.13    Contracts. Schedule 3.13 of the Disclosure Letter lists all Material Contracts. The term “Material Contracts” means all of the following types of Contracts to which a Company or any SSN Subsidiary is a party or by which a Company or any SSN Subsidiary or any of their respective Assets is bound or otherwise subject (other than Organizational Documents and Intellectual Property agreements):

(a)each Contract which (i) is reasonably likely to involve consideration or Indebtedness of more than $25,000, in the aggregate over the term of such Contract, (ii) has a term longer than two years or (iii) is exclusive, or which, in any case, cannot be cancelled without penalty or further payment and without more than 90 days’ notice;

(b)any Contract between a Company or any SSN Subsidiary or any Affiliate thereof, on the one hand, and any Seller or any Affiliate thereof or any Affiliate of a Company or any SSN Subsidiary, on the other hand; or any Contract between any of the Sellers respecting any of the Assets of the Companies or any Affiliate thereof;

(c)any Contract with any institutional client or institutional customer of a Company or any SSN Subsidiary;

(d)any agreements with customers relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit, real property leases, Benefit Plans, and all material insurance policies maintained by a Company or any SSN Subsidiary and which are in force as of the date hereof;

(e)all Contracts with respect to any hedging, swap, forward, future or derivative transaction or option or similar Contract involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or any similar transaction or any combination of these transactions;

(f)all Contracts that limit, or purport to limit, the ability of a Company or any SSN Subsidiary before or after the Closing to compete in any line of business or with any Person or to operate in any geographic area or during any period of time;

(g)any joint venture or strategic partnership agreement or similar arrangement;

(h)any Contract relating to the acquisition or disposition of Assets of a Company or any SSN Subsidiary made outside of the ordinary course of business;

(i)all other material Contracts not made in the ordinary course of business; and
(j)all other Contracts, whether or not made in the ordinary course of business, which are material to a Company or any SSN Subsidiary, or the absence of which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on the Companies.

The Companies have provided to LTFS complete and correct copies of all of the Material Contracts. Each Material Contract is in full force and effect and, to the Knowledge of the Companies, valid, binding and enforceable against the other parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equity principles. None of the Companies, the SSN Subsidiaries or, to the Knowledge of the Companies, any other Person is in breach or violation of, or in default under, any Material Contract. To the Knowledge of the Companies, no event has occurred which would, and the consummation of the transactions contemplated hereby will not, result in a breach of or default under, require any consent or other action by any Person under, or give rise to any penalty or right of termination, cancellation or acceleration of any right or obligation of a Company or any SSN Subsidiary or to a loss of any benefit to which a Company or any SSN Subsidiary is entitled under (in each case, with or without notice or lapse of time, or both) any Material Contract.
3.14    Affiliate Transactions. Other than as set forth in Schedule 3.14 of the Disclosure Letter, there are no transactions or agreements between a Company or any SSN Subsidiary, on the one hand, and any Affiliate or partner, employee, officer or director of a Company or any SSN Subsidiary, on the other, that require the fulfillment of any obligations, Liabilities or payments by a Company or any SSN Subsidiary on or after the Closing Date.

3.15    Brokers, Finders. There is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of a Company, a SSN Subsidiary or any Seller who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

3.16    Certain Brokerage Matters.

(a)SSN is, and at all times since commencing brokerage activities has been, duly registered, licensed or qualified as a broker-dealer under the Exchange Act and in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, and is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or material impediment to the conduct of its business by reason of the failure to be so registered, licensed or qualified.

(b)SSN does not have in effect any “soft dollar” arrangements with any of its customers that do not come within the “safe harbor” provisions of 28(e) of the Exchange Act.

(c)To the Knowledge of the Companies, all sales literature used by the SSN since January 1, 2010 does not contain any misstatement of a material fact and does not omit to state a material fact necessary to make the statements therein not misleading in the light of the circumstances in which such statements are made.

(d)SSN is a member in good standing with FINRA and, except as set forth in Schedule 3.16(d) of the Disclosure Letter, there has not been, since January 1, 2010, nor is there currently pending or, to the Knowledge of the Companies, threatened in writing, any disciplinary proceeding undertaken by FINRA concerning SSN or, to the Knowledge of Companies, any of its officers, directors, partners, employees, registered principals or registered representatives.

(e)SSN is registered with the Central Registration Depository under CRD number 13318.

(f)SSN is duly registered with the Security Investors Protection Corporation (“SIPC”) and has paid or has made adequate provision for the payment of all SIPC assessments as of and through July 31, 2014.

(g)Copies of the Uniform Application for Broker-Dealer Registration on Form BD of SSN on file with the SEC, reflecting all amendments thereof that are in effect as of the date of this Agreement (the “Form BD”), and all FOCUS reports, amendments and updates for the period ended July 31, 2014 has been filed by SSN with the SEC, and have been made available to LTFS prior to the date of this Agreement. Such forms are in compliance in all material respects with the applicable requirements of the Exchange Act.

(h)SSN has been and is in compliance with the applicable net capital provisions of the Exchange Act and the applicable rules of all self-regulatory organizations including, without limitation, all applicable regulatory net capital requirements (including any applicable “early warning” and “expansion-contraction” capital requirements). SSN is in compliance in all material respects with all applicable regulatory requirements for the protection of customer or client funds and securities. SSN has not made any withdrawals from any reserve bank account it is required to maintain pursuant to SEC Rule 15c3-3(e), except as permitted by SEC Rule 15c3-3(g).

(i)SSN has established, maintains and enforces written compliance, supervisory and control policies and procedures in compliance with applicable Laws, including FINRA Rules 3010 and 3012 and Section 15(g) of the Exchange Act. SSN has been and remains in compliance in all material respects with such policies and procedures. Complete and correct copies of each of the policies and procedures set forth on Schedule 3.16(i) of the Disclosure Letter have been made available to LTFS in the form in effect on the date of this Agreement.

(j)Neither SSN nor any of its directors, officers, employees, registered representatives or “associated persons” (as defined in the Exchange Act) is the subject of any material disciplinary proceedings or Orders of any Governmental Entity arising under applicable Laws which would be required to be disclosed on Form BD or Form U4 or U5 of an associated person that are not so disclosed on such Form BD or Form U4 or U5, and no such disciplinary proceeding or Order is pending against SSN or, the Knowledge of the Companies, threatened against SSN, or pending or threatened against the other Persons referred to above. Except as disclosed on the Form BD or Form U4 or U5, to the Knowledge of the Companies, neither SSN nor its directors, officers, employees, registered representatives or associated persons has been permanently enjoined by any Order from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as disclosed on the Form BD or Form U4 or U5, neither SSN, nor to the knowledge of SSN, any of its directors, officers, employees or associated persons is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act (including being subject to any “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act).

(k)SSN has a “security entitlement” (as defined in the Uniform Commercial Code) in all securities or investments held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practices to secure its obligations. Such securities are valued on SSN's books in accordance with GAAP.

(l)As of the date of this Agreement, SSN owes no fees or assessments to any self-regulatory organization for which bills have been received by it.

(m)Since January 1, 2010, SSN has not made any contributions or payments, or failed to disclose any other information, that would be required to be disclosed by SSN on Forms G-37/G-38t of the Municipal Securities Rulemaking Board (“MSRB”) or recorded by SSN or any SSN Subsidiary pursuant to MSRB Rule G-8(a)(xvi).

(n)SSN is not acting as a specialist unit for any securities on any securities exchange.

(o)SSN currently has in effect a blanket broker-dealer fidelity bond as summarized in Schedule 3.16(o) of the Disclosure Letter.

(p)All swap, forward future, option, or any similar agreements or arrangements executed or arranged by SSN were entered into (i) in accordance with all applicable Laws and regulatory policies and (ii) with counter-parties believed by SSN at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of SSN and, to the Knowledge of the Companies, such counter-parties, enforceable in accordance with its terms against SSN and, to SSN’s knowledge, such counter-parties, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether such enforceability is considered in a proceeding in equity or at law). Neither SSN nor, to the Knowledge of the Companies, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(q)Neither RCC nor any SSN Subsidiary operates or conducts any business that would require any such entity, nor any officer, employee or independent contractor thereof, to register as a broker-dealer with the SEC pursuant to Section 15 of the Exchange Act.

3.17    Investment Advisers.

(a)A copy of each of Part 1 and Part 2A of Form ADV of SSN Advisory, Inc., a subsidiary of SSN (“SSN Advisory”), on file with the SEC as of the date of this Agreement (the “Form ADVs”), have been made available to LTFS. The Form ADVs comply in all material respects with the applicable requirements of the Investment Advisers Act.

(b)SSN Advisory (i) is, and at all times since it commenced investment advisory activities has been, duly registered as an “investment adviser” under the Investment Advisers Act and SSN Advisory has made state notice filings in each state where the conduct of its investment advisory activities requires such filings, except for any failure to be registered or to have made any filing as would not have a Material Adverse Effect and (ii) is, and at all times has been, in material compliance with all Laws requiring any such registration or filing and is not subject to any material liability or disability by reason of the failure to be so registered or to have made such filings. Each Affiliate, officer, director, employee, agent, representative and independent contractor of the Companies and the SSN Subsidiaries that is or has been required under Law to register as an investment adviser (each, an “Adviser”) is properly registered, and at all times during his or her employment with or engagement by the Companies or any such SSN Subsidiary, has been, as and when required, properly registered.

(c)SSN Advisory has adopted written policies and procedures pursuant to Rule 206(4)-7 under the Investment Advisers Act that are reasonably designed to prevent violations of the Investment Advisers Act. SSN Advisory has adopted a written code of ethics pursuant to and in accordance with Rule 204A-1 under the Investment Advisers Act. Material exceptions to and material violations of such policies and procedures and code of ethics occurring since January 1, 2010 are set forth on Schedule 3.17(c) of the Disclosure Letter. Complete and correct copies of each of the policies and procedures and code of ethics set forth on Schedule 3.17(c) of the Disclosure Letter have been made available to LTFS in the form in effect on the date of this Agreement.

(d)Neither SSN Advisory nor, to the Knowledge of the Companies, any Adviser or any other Person “associated” (as defined in Section 202(a)(17) of the Investment

Advisers Act) with SSN Advisory has been convicted of any crime or subject to disqualification pursuant to Section 203 of the Investment Advisers Act to serve as an “investment adviser” (as defined under the Investment Advisers Act) or as an associated person of an investment adviser; nor, to the Knowledge of the Companies, is there a current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in any such denial, suspension, revocation, or limitation. The facts and circumstances surrounding such disqualification (if any) have been disclosed on the Form ADVs.

(e) SSN Advisory has not been, nor has, to the Knowledge of the Companies, any Adviser or any Affiliate, director, officer, employee or registered representative of SSN Advisory been, in connection with the performance of his or her duties or services, (A) subject to any cease and desist, censure or other disciplinary or similar order issued by, (B) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (C) a party to any commitment letter or similar undertaking to, (D) subject to any order or directive by or (E) a recipient of any supervisory letter from, any Governmental Entity.

(f)SSN Advisory and, to the Knowledge of the Companies, each other Adviser, has at all times been in compliance with the terms of each Advisory Contract and no event has occurred or condition exists that constitutes, or with notice or the passage of time will constitute, an event of default, except as would not have a Material Adverse Effect on the Companies. To Knowledge of the Companies, each Advisory Contract complies with the restrictions set forth in Section 205 of the Investment Advisers Act. Except as set forth on Schedule 3.17(f) of the Disclosure Letter, no Advisory Contract expressly requires the written consent of any client for assignment of such Advisory Contract. “Advisory Contract” means any investment advisory, sub-advisory, investment management, trust or similar agreement with any client to which any Adviser is a party and acts as an investment adviser (whether as manager, sub-advisor, sub-manager or in another similar capacity).

(g)To Knowledge of the Companies, neither SSN Advisory nor any Adviser has deviated from the standard forms of Advisory Contracts and addenda thereto used in the business of the Companies and/or the SSN Subsidiaries, except for changes relating to compensation or changes that are not materially adverse to the interests of such investment adviser. The Companies have provided LTFS with complete and correct copies of the standard forms of Advisory Contracts and addenda thereto used in the business of the Companies and/or the SSN Subsidiaries.

(h)The Advisers have acquired for any assignment prior to the date hereof client consent for the assignment of each Advisory Contract, as and if required by Section 205 of the Investment Advisers Act.

(i)SSN Advisory and, to the Knowledge of the Companies, each Adviser has maintained and preserved books and records that comply with Section 204 of the Investment Advisers Act and the rules promulgated thereunder and has disseminated no advertising material in contravention of Rule 206(4)-1.

(j)Neither the Companies nor any SSN Subsidiary (other than SSN Advisory) operates or conducts any business that would require any such entity to be a registered investment adviser with the SEC pursuant to Section 203 of the Investment Advisers Act.

3.18    Insurance Matters.

(a)Each of the Insurance Entities (i) is, and at all times since commencing its insurance business has been, duly registered, licensed or qualified as an insurance entity in each jurisdiction where the conduct of the business requires such registration, licensing or qualification, except for any failure to be so registered, licensed or qualified that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect and (ii) is, and at all times has been, in compliance in all material respects with all applicable Laws requiring any such registration, licensing or qualification and is not subject to any material liability or disability by reason of the failure to be so registered, licensed or qualified. Schedule 3.18(a) of the Disclosure Letter sets forth each state in which an Insurance Entity is licensed as a business entity insurance producer and for each state in which it is not licensed, but is required to be licensed, whether a license application has been filed and disapproved.

(b)Each of the Insurance Entities’ officers, employees and independent contractors who is required to be registered, licensed or qualified with any Governmental Entity to conduct the business of the Insurance Entities is duly and properly registered, licensed or qualified as such, and has been so registered, licensed or qualified at all times while in the employ or under contract with the Insurance Entities, and such licenses are in full force and effect, or are in the process of being registered as such within the time periods required by applicable Law, except as the failure to be so registered, licensed or qualified would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(c)Each of the Insurance Entities has, to the extent applicable, complied with FINRA Rules 2320 and 2330 governing the activities of members with regard to the offer and sale of variable contracts and has maintained appropriate compensation records in accordance therewith.

(d)Each of the Insurance Entities has, to the extent applicable, substantially followed the guidelines set forth in FINRA Rule 2210 as it applies to its communications to the public about variable annuities, whether those communications be individualized letters, presentations, sales literature or advertisements.

(e)None of the Insurance Entities has, nor has, to the Knowledge of the Companies, any Affiliate, officer, director, employee, agent or independent contractor thereof, been disciplined in any manner by any Governmental Entity for activity related to the offer or sale of insurance by the Insurance Entities, except as listed in Schedule 3.18(e) of the Disclosure Letter.

(f)FLIC has filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since January 1, 2010, and no material deficiencies have been asserted in writing by any Governmental Entity since January 1, 2010 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved. The Companies have made available to LTFS true, correct and complete copies of all material reports, statements, registrations, filings and submissions and any supplements or amendments thereto filed since January 1, 2010 with any Governmental Entity in respect of FLIC and all financial examination reports of all Insurance Regulators with respect to FLIC issued since January 1, 2010. FLIC is not subject to any pending or, to the Knowledge of the Companies, threatened financial or other investigation by an Insurance Regulator.

(g)To the extent required under Law, all insurance contracts and policies issued by FLIC, and all endorsements, riders, applications and certificates pertaining thereto, were, if required, issued on policy forms approved by and/or filed with the applicable Insurance Regulator. To the Knowledge of the Companies, all benefits claimed by any Person, and all charges and other amounts required to be paid, under any insurance policy issued by FLIC have in all material respects since January 1, 2010 been paid (or provision for payment thereof has been made) in accordance with the terms of the policies or contracts under which they arose. All such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except for (i) any such claim for benefits for which FLIC reasonably believes or believed that there is a reasonable basis to contest payment and (ii) any such claim for benefits the payment of which has been denied or contested in the ordinary course of business.

(h)Reinsurance. Neither of the Companies nor any SSN Subsidiary is a party to any reinsurance agreement.

(i)Set forth in Schedule 3.18(i) of the Disclosure Letter is a true, correct and complete list of all Investment Assets owned by FLIC as of July 31, 2014. All Investment Assets were acquired in compliance, in all material respects, with Law. FLIC has good and marketable title in and to all of the Investment Assets it purports to own, and after the Closing, FLIC will have good and marketable title in and to all Investment Assets, in each case free and clear of all Liens, other than Permitted Liens, except to the extent an Investment Asset is on deposit with Insurance Regulators pursuant to Law on behalf of FLIC. Except as set forth in Schedule 3.18(i) of the Disclosure Letter, FLIC has no material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets. There are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which the Companies or the SSN Subsidiaries may be subject upon or after the Closing.

(j)The Companies have provided LTFS true, correct and complete copies of (i) the audited annual statutory financial statements of FLIC as of and for the years ended December 31, 2012 and December 31, 2013 and (ii) the unaudited interim statutory financial statements of FLIC as of and for the seven-month period ending July 31, 2014 (collectively, the

“Statutory Statements”). Except as set forth in Schedule 3.18(j) of the Disclosure Letter, the Statutory Statements were prepared in accordance with SAP and fairly present, in all material respects, the assets, liabilities and capital and surplus of FLIC at their respective dates and the results of operations, changes in surplus and cash flows of FLIC at and for the periods indicated, subject, in the case of the Statutory Statements referenced in clause (ii) above, to normal recurring year-end adjustments.

(k)Neither the Companies nor any SSN Subsidiary or Affiliate of SSN (other than the Insurance Entities) operates or conducts any business that would require any such entity to be a registered, licensed or qualified as an insurance company or business entity insurance producer in any jurisdiction, nor is any officer, employee or independent contractor thereof required to be registered, licensed or qualified as an insurance producer in such capacity.

3.19    Disclosure. No representation or warranty contained in this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made. No information contained in the Disclosure Letter furnished to LTFS pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such statements were made.

3.20    No Illegal or Improper Transactions. To the Knowledge of the Companies, since January 1, 2010, neither Company nor any SSN Subsidiary or any officer, director, employee, registered representative, agent or Affiliate of a Company or any SSN Subsidiary on behalf thereof has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for a Company or any SSN Subsidiary, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in each case with respect to items (a), (b) and/or (c), in any manner which is in violation of any applicable ordinance, regulation or Law. To the Knowledge of the Companies, no Employee or registered representative of a Company, any SSN Subsidiary or any Investment Adviser affiliated with a Company or any SSN Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime, or the violation or possible violation of any applicable law, in each case, by a Company, any SSN Subsidiary or any Investment Adviser affiliated with a Company or any SSN Subsidiary. As of the date hereof, to the Knowledge of the Companies, no Person has asserted or has threatened to assert, any claim for any Proceeding, against a Company or any SSN Subsidiary arising out of any discharge, demotion, suspension, threat, harassment or any discrimination against an employee or registered representative of such company because of any act of such Employee or registered representative described in 18 U.S.C. § 1514A(a).

3.21    Bank Accounts. Schedule 3.21 of the Disclosure Letter sets forth the name of each bank or brokerage firm with which a Company or any SSN Subsidiary has an account or safe deposit box, vault, lock-box or other arrangement, the account number and description of each account at each bank or brokerage firm and the names of all Persons authorized to draw thereon or to have access thereto; and the names of all Persons, if any, holding tax or other powers of attorney from a Company or any SSN Subsidiary other than in the ordinary course of business.

3.22    Licensed Employees. Each Company has made available to LTFS a true and complete list of all registered representatives of a Company and any SSN Subsidiary and other Persons holding securities or insurance licenses in connection with their duties performed for a Company and/or any SSN Subsidiary and each state or jurisdiction in which each individual is so registered.

3.23    Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding specifically upon a Company or any SSN Subsidiary or their respective Assets or to which a Company or a SSN Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or impairing the business practices of a Company or any SSN Subsidiary as currently conducted or any acquisition of property by a Company or any SSN Subsidiary that would otherwise be permitted by applicable Law.

3.24    Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Companies, (a) neither Company nor any SSN Subsidiary has violated or is in violation of any Environmental Law; (b) to the Knowledge of the Companies, none of the real properties currently or formerly leased or operated by a Company or any SSN Subsidiary (including, without limitation, air, soils and surface and ground waters) is contaminated with any Hazardous Substance; (c) neither Company nor any SSN Subsidiary is actually or alleged in writing to be liable for any off-site contamination by Hazardous Substances; and (d) each Company and the SSN Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law in order to conduct its business as presently conducted, except to the extent the failure to have any of the items referenced in this clause (d), individually or in the aggregate, have not had or resulted in and could not reasonably be expected to have a Material Adverse Effect on the Companies.

ARTICLE IV
SELLER REPRESENTATIONS

Each Seller, solely with respect to himself, herself or itself, represents and warrants to LTFS as follows:
4.1    Organization. If Seller is not a natural person, it is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and in good standing under the laws of its respective jurisdiction of organization, and has all requisite power and authority to own or lease and operate its properties and assets and to carry on its business as presently conducted.

4.2    Consents. Except for required FINRA approvals and except as set forth in Schedule 3.1(g) of the Disclosure Letter, no Consent of or with any Governmental Entity or third Person is required to be obtained in connection with the execution and delivery of this Agreement by such Seller or the performance of its obligations hereunder.

4.3    Due Authorization. (a) He, she or it has full power and authority to enter into this Agreement, to perform his, her or its obligations hereunder and consummate the transactions contemplated hereby; (b) the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all necessary action of each of such Seller; (c) this Agreement has been duly executed and delivered by such Seller; and (d) assuming the due authorization, execution and delivery of this Agreement by LTFS, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

4.4    No Conflicts. The execution and delivery of this Agreement by such Seller, the performance of his, her or its obligations hereunder and the consummation of the transactions contemplated hereby will not (a) result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under (i) the Organizational Documents of that Seller, if not a natural person or (ii) any Law, Governmental Order or Permit to which such Seller is a party or by which such Seller or his, her or its properties or assets is subject or bound, except for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of that Seller to consummate the transactions contemplated hereby; (b) result in the creation of, or give any third party the right to create, any Lien upon the assets of that Seller; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any material contract to which that Seller is a party; or (d) result in any suspension, revocation, forfeiture or nonrenewal of any permit, license, qualification, authorization or approval applicable to such Seller.

4.5    Ownership. Such Seller is the record and beneficial owner of, and has good and valid title to, his, her or its respective number of Company Shares as set forth in Schedule 3.1(c) of the Disclosure Letter, free and clear of any Liens. Upon consummation of the Transaction, LTFS will acquire good and valid title to his, her or its Company Shares, free and clear of any Liens.

4.6    Brokers, Finders. There is no investment banker, broker, finder or similar intermediary that has been retained by, or is authorized to act on behalf of such Seller who is or may be entitled to any fee, commission, or other compensation or expense reimbursement in connection with the transactions contemplated by this Agreement.

4.7    Investment Intent. Such Seller is acquiring his or its Short Term Notes and Transaction Notes for his or its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws. Such Seller has not, directly or indirectly, offered his or its Short Term Notes or Transaction Notes to anyone or solicited any offer to buy the Short Term Notes or Transaction Notes from anyone, so as to bring such offer and sale of the Short Term Notes and Transaction Notes by such Seller within the registration requirements of the Securities Act. Such Seller agrees and acknowledges that the Short Term Notes and Transaction Notes are not registered under any federal or state securities laws. Accordingly, such Seller will not sell, convey, transfer or offer for sale the Short Term Notes or Transaction Notes except in compliance with the terms of the Short Term Notes or Transaction Notes and the Securities Act, any applicable state securities Laws or pursuant to any exemption therefrom. Such Seller has had access to all reports that LTFS has filed with the SEC, and anything else which such Seller has requested relating to the foregoing and has been afforded the opportunity to obtain any additional information deemed necessary or advisable by such Sellers to evaluate Seller’s acquisition of the Short Term Notes and Transaction Notes. Such Seller believes that he, she or it has been fully apprised of all facts and circumstances necessary to permit him or it to make an informed decision about acquiring the Short Term Notes and Transaction Notes, that he, she or it has sufficient knowledge and experience in business and financial matters, that he, she or it is capable of evaluating the merits and risks of holding the Short Term Notes and Transaction Notes, that he, she or it has the capacity to protect his or its own interests in connection with the transactions contemplated hereby and understands that he, she or it may be required to hold the Short Term Notes and Transaction Notes for an indefinite period and acknowledges that he, she or it can bear the loss of the entire value of the Short Term Notes and Transaction Notes.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF LTFS

LTFS represents and warrants to each of the Sellers as follows:
5.1    Corporate Matters.

(a)LTFS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.

(b)LTFS has full power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by LTFS of this Agreement and the consummation by LTFS of the transactions contemplated hereby have been duly authorized by all necessary corporate action of LTFS, and this Agreement has been duly executed and delivered by LTFS and, assuming the due authorization, execution and delivery of this Agreement by the other Parties, constitutes the valid and binding obligation of LTFS, enforceable against LTFS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

5.2    No Conflicts; Consents.

(a)The execution and delivery of this Agreement by LTFS does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not (i) result in any violation of the Organizational Documents of LTFS or (ii) breach or violate any Law, Governmental Order or Permit to which LTFS is a party or by which it or its properties or assets is subject or bound, except in the case of clause (ii) for such breaches, violations or defaults which would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of LTFS to consummate the transactions contemplated hereby or have a Material Adverse Effect on LTFS.

(b)Except for required FINRA approvals and except as set forth in Schedule 3.1(g) of the Disclosure Letter, no Consent of or with any Governmental Entity or third party (in respect of any Contracts to which LTFS or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which its or any of its Affiliates’ assets are subject) is required to be obtained, made or effected by or with respect to LTFS in connection with the execution and delivery of this Agreement or the performance of its obligations hereunder, except for such Consents the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of LTFS to consummate the transactions contemplated hereby or have a Material Adverse Effect on LTFS.

5.3    Litigation. There are no Legal Proceedings pending or, to the knowledge of LTFS, threatened against LTFS, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of LTFS to consummate the transactions contemplated hereby or have a Material Adverse Effect on LTFS.

5.4    Availability of Funds. LTFS has, as of the date of this Agreement, cash in an aggregate amount sufficient for LTFS to pay the Short Term Note Amount, when and as due under the terms of the Short Term Notes, and to consummate the Transaction as contemplated herein.

5.5    Brokers, Finders. LTFS does not have any Liability to pay any brokerage or finder’s commission, fee or similar compensation in connection with the transactions contemplated by this Agreement.

5.6    SEC Filings. LTFS has timely filed all forms, reports and documents required to be filed by LTFS with the SEC since the filing of LTFS’s annual report on Form 10-K for the fiscal year ended December 31, 2013 (each such filing, together with LTFS’s annual report on Form 10-K for the fiscal year ended December 31, 2013, an “SEC Report”). Each SEC Report, as of its respective filing date and, if subsequently amended, as of the respective filing date of each subsequent amendment thereto: (a) was prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of LTFS and its subsidiaries included in the SEC Reports (“LTFS Financial Statements”) comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and the LTFS Financial Statements have been prepared from and in accordance with the books and records of LTFS and in accordance with GAAP applied on a consistent basis during the periods covered, except as may be indicated in the notes thereto, subject to normal year-end audit adjustments in the case of all financial statements that are interim or unaudited financial statements, and fairly present the financial condition of LTFS and its subsidiaries as of their respective dates and the results of operations and cash flows of LTFS and its subsidiaries for the periods covered thereby in accordance with GAAP in all material respects.

5.7    Regulatory Matters. There are no regulatory proceedings against LTFS or any Subsidiary of LTFS pending or, to the knowledge of LTFS, threatened by any Governmental Entity, any adverse outcome of which would reasonably be expected to prevent, materially delay or materially impair the ability of LTFS to consummate the transactions contemplated hereby or have a Material Adverse Effect on LTFS.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1    Conduct of the Companies and the SSN Subsidiaries.

(a)From the date hereof through the Closing, except as expressly provided in this Agreement or as otherwise consented to in writing in advance by LTFS (such consent not to be unreasonably withheld), Sellers shall cause the Companies and the SSN Subsidiaries to conduct their businesses only in the ordinary course of business consistent with past practice and Sellers shall cause the Companies and the SSN Subsidiaries to use all commercially reasonable efforts to (i) preserve intact in all material respects their respective material Assets, current business organizations and material relationships with employees, registered representatives, investment adviser representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (ii) make all filings, pay all fees and take all other actions necessary to operate the Business, (iii) preserve, in all material respects, the goodwill and relationships with employees, registered representatives, investment adviser representatives, agents, independent contractors, product sponsors, clearing firms, customers, suppliers and other third parties, (iv) maintain in full force and effect until the Closing at least substantially the same levels of coverage of errors and omissions and other insurance with respect to the Assets, operations and activities of the Companies and the SSN Subsidiaries as are in effect as of the date of this Agreement, (v) comply in all material respects with all Laws applicable to any of the Companies and/or the SSN Subsidiaries, (vi) in all material respects maintain in full force and effect, and comply with, all of the material Permits, (vii) maintain their respective books and records in accordance with past practice, (viii) upon the reasonable request of LTFS, confer with LTFS concerning operational matters and (ix) otherwise report periodically to LTFS, upon the reasonable request of LTFS, concerning the status of the business, operations and finances of the Companies and the SSN Subsidiaries.

(b)From the date hereof through the Closing, except as expressly provided in this Agreement, described in Schedule 6.1(b) of the Disclosure Letter or consented to in writing in advance by LTFS (such consent not to be unreasonably withheld), Sellers shall cause the Companies and the SSN Subsidiaries to not:

(i)amend or modify their Organizational Documents or corporate structure, or the terms of any Equity Securities;

(ii)(A) issue or otherwise encumber any Equity Securities of a Company or any SSN Subsidiary, (B) declare or pay any dividends or distributions on, or make any other distributions in respect of, any Equity Securities of a Company or any SSN Subsidiary, except for distributions by the Companies, consistent with past practice, to their shareholders in respect of estimated income tax payments to be made by such shareholders (and, in the case of SSN, a corresponding distribution to the participants in the SSN Stock Appreciation Right Plan and the SSN Supplemental Executive Compensation Plan in accordance with the terms of such plans), or (C) purchase, redeem or otherwise acquire or dispose of any Equity Securities of a Company or any SSN Subsidiary;

(iii)incur any Indebtedness, make any investment in, or make any loan, advance or capital contribution to, any Person or make any capital expenditure otherwise than in the ordinary course of business consistent with past practice or in an aggregate amount in excess of $100,000;

(iv)(A) sell, lease or otherwise dispose of, or extend or exercise any option to sell, lease or otherwise dispose of, any material Assets or (B) mortgage or pledge any Assets of a Company or any SSN Subsidiary, or create or suffer to exist any Lien (other than a Permitted Lien) thereupon, in each case other than in the ordinary course of business consistent with past practice;

(v)fail to maintain its books and records in accordance with GAAP or make any material change in any method of accounting or Tax, pension or accounting practice, policy, principle or procedure, except as required by any changes in GAAP or applicable Law;

(vi)amend any Tax Return, file any claim for a refund, change any method of Tax accounting, make or change any election or settle or compromise any liability with respect to Taxes that could reasonably be expected to result in an increase in Tax liability of LTFS or a Company or any SSN Subsidiary after the Closing Date;

(vii)pay, discharge, cancel or satisfy (a) Taxes or (b) any claims or Liabilities, other than the payment, discharge or satisfaction when due or otherwise in the ordinary course of business consistent with past practice;

(viii)cancel, amend or waive any claims or rights of substantial value;

(ix)commence, compromise or settle, or take any material action with respect to, any Legal Proceedings;

(x)except as may be required under the terms of the Benefit Plans or by Law (1) adopt, amend or terminate any Benefit Plan (other than any termination of a Benefit Plan in connection with the Transaction); (2) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under a Benefit Plan, to the extent not already provided in such Benefit Plan; (3) change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, except as may be required by GAAP; (4) forgive any loans to directors, officers or Employees of a Company or any SSN Subsidiary or any Seller; or (5) forgive any loans to any registered representatives other than in the ordinary course of business consistent with past practice;

(xi)grant, pay or provide to any director, officer, registered representative or Employee of a Company or any SSN Subsidiary any severance or termination payments or benefits or any increase in or enhancement to wages, commissions, bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits; or

(xii)take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

6.2    Filings; Other Actions.

(a)Each of LTFS and Sellers shall, and Sellers shall cause the Companies and the SSN Subsidiaries to, cooperate with each other and use commercially reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including preparing and submitting as promptly as practicable all documentation to effect all necessary notices, reports, submissions and other filings and to obtain as promptly as practicable all Consents and Permits necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the transactions contemplated by this Agreement, including any required Consents.

(b)Sellers shall promptly cause SSN to file with FINRA all applications and documentation as is necessary for compliance with FINRA Rule 1017 and for FINRA’s consideration of the approval of the change of control of SSN and the SSN Subsidiaries that will result from the Transaction and shall make all commercially reasonable best efforts to promptly respond to all inquiries and requests for additional information made by FINRA. LTFS shall use all commercially reasonable best efforts to cooperate promptly with SSN in the production of any information related to LTFS required by the foregoing process.

(c)Promptly after the date of this Agreement, Sellers shall cause SSN Advisory to deliver to all clients who are parties to an Advisory Contract a notification of change of ownership letter substantially in the form set forth in Schedule 6.2(c) of the Disclosure Letter.

6.3    Access and Information.

(a)Subject to applicable Laws relating to the exchange of information, prior to the Closing, Sellers shall provide and shall use commercially reasonable efforts to cause the Companies to provide to LTFS and its representatives after the date of this Agreement any information and documents reasonably requested by LTFS primarily relating to the Companies and the SSN Subsidiaries and their respective businesses, operations, affairs, properties, books and records and shall use commercially reasonable efforts to provide LTFS and its representatives with reasonable access to personnel from Coulter & Justus, P.C. directly involved in the audit of the 2013 Audited Financial Statements (it being understood that all such access shall be coordinated through the Companies).

(b)To the extent permissible under applicable Law, from the Closing until the fourth anniversary of the Closing, LTFS will afford to Sellers and their agents reasonable access at reasonable times to the books, records and auditors of the Companies and the SSN Subsidiaries to the extent reasonably required by Sellers for financial reporting and accounting matters and the preparation and filing of any Tax Returns for any period ending on or before the Closing Date or any taxable period beginning on or before the Closing Date; provided that any such access by Sellers may not unreasonably interfere with the conduct of the business of the Companies, any SSN Subsidiary or LTFS. From and after the Closing, Sellers shall (i) hold all information relating to the Companies and the SSN Subsidiaries or the Business possessed by or subject to the control of Sellers (including all information provided or obtained pursuant to the immediately preceding sentence) in strict confidence and use of such information by Sellers and its representatives in the same manner and to the same degree as it restricts disclosure of its own confidential information and such restrictions are to remain in effect after the Closing without any time limitation and (ii) not use any such information to the detriment of the Business.

6.4    No Solicitation; Acquisition Proposals. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to ARTICLE IX), each of Sellers and the Companies shall not, and shall cause the Companies’ and the SSN Subsidiaries’ respective Affiliates, directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by Sellers, a Company or any SSN Subsidiary) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Between the date hereof and the Closing (or earlier termination of this Agreement pursuant to Article IX), each Seller other than those listed in the preceding sentence shall not, and shall cause such Seller's Affiliates and their respective directors, employees, agents and representatives (including any investment banker, financial advisor, attorney or accountant retained by such Seller) to not, directly or indirectly, initiate, solicit or knowingly encourage any Acquisition Proposal, or furnish any information to any other Person with respect to, or agree to, any Acquisition Proposal. Each Seller shall promptly notify LTFS after receipt of any

Acquisition Proposal or any request for information relating to a Company or any SSN Subsidiary by any Person who has informed such Seller that such Person is considering making, or has made, an Acquisition Proposal (which notice shall identify the Person making, or considering making, such Acquisition Proposal and shall set forth the material terms of any Acquisition Proposal received), and each Seller shall keep LTFS informed in reasonable detail of the terms, status and other pertinent details of any such Acquisition Proposal or request.

6.5    Publicity. Sellers, on the one hand, and LTFS, on the other hand, shall, and the Representatives shall cause the Companies and the SSN Subsidiaries to, consult with each other prior to issuing the initial press releases regarding the transactions contemplated by this Agreement and any other press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any applicable securities exchange.

6.6    Non-Competition; Non-Solicitation.

(a)The Trust (including for purposes of this Section 6.6, the trustee of the Trust and any successor trustee who is a family member of the trustee of the Trust) agrees that for a period commencing as of the date hereof and ending on the fifth (5th) anniversary of the Closing Date and each of Wade Wilkinson, Ronald Klimas and Jayaprakash Patel agree that for a period commencing as of the date hereof and ending on the third (3rd) anniversary of the Closing Date, such Seller shall not, without the prior written consent of LTFS, directly or indirectly through another Person:

(i)engage in a Competitive Business (as defined below), including but not limited to, as an officer, employee, director, agent, consultant, contractor, shareholder, member or partner, in the Geographical Areas (as defined below); provided, however, that notwithstanding the foregoing, such Seller shall be permitted to own less than five (5%) percent of the stock of any publicly traded firm or corporation and same shall not be deemed, in and of itself, a breach of this Section 6.6;

(ii)hire, recruit, attempt to hire, solicit or assist others in recruiting or hiring any Person who is an executive, manager, employee, client, customer, consultant or registered representative (including any known prospective registered representative) of a Company or any SSN Subsidiary, LTFS or any Affiliate of LTFS (each, a “Restricted Person”) or induce or attempt to induce any such Restricted Person to terminate, cancel or withdraw his employment or business relationship with, or the provision of his services to, a Company, any SSN Subsidiary, LTFS or an Affiliate of LTFS or to take employment with, or utilize the services of, another party other than a Company, an SSN Subsidiary, LTFS or an Affiliate of LTFS. The previous sentence shall not preclude general solicitations in newspapers or similar mass media not targeted toward Restricted Persons; or

(iii)register with any broker-dealer or affiliate himself with any registered investment adviser other than a Company, an SSN Subsidiary or an Affiliate of LTFS.

(b)“Competitive Business” means owning, managing, operating, selling or controlling, or participating in the ownership, management, operation, sale or control of (i) any securities brokerage business (including the sale of variable annuity products), (ii) any investment advisory business, (iii) any business providing asset management services or (iv) any business marketing life insurance.

(c)“Geographical Areas” means the territorial United States. Each Seller agrees and acknowledges that the Companies and/or the SSN Subsidiaries and Subsidiaries of LTFS conduct business in all 50 U.S. states.

(d)Each Seller agrees and acknowledges that (i) the scope and period of restrictions in this Section 6.6 and the geographic area to which the restrictions apply are fair and reasonable and are reasonably required for the protection of LTFS and its Affiliates, (ii) this Section 6.6 accurately describes the business to which restrictions are intended to apply and (iii) the obligations and restrictions contained in this Section 6.6 are an integral part of the consideration motivating LTFS to enter into this Agreement and to complete the Transaction and that LTFS would not consummate the transactions contemplated by this Agreement without same. It is the intent of the Parties that the provisions of this Section 6.6 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section 6.6 is adjudicated to be invalid or unenforceable, Section 6.6 will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this subsection (d) in the particular jurisdiction in which such adjudication was made.

(e)Each Seller recognizes that the obligations imposed on it in this ARTICLE VI are special, unique, and of extraordinary character, and that in the event of breach by any of them, damages will be an insufficient remedy; consequently, it is agreed that LTFS may have specific performance (in addition to damages) as a remedy for the enforcement hereof, without proving damages. The Trust hereby waives any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance or other equitable remedies.

6.7    Termination of Certain Agreements and Release of Obligations.

(a)Immediately prior to the Closing, (i) the Sellers will contribute to the capital of SSN by wire transfer of immediately available funds, an amount equal to the aggregate obligations under the SSN Stock Appreciation Right Plan and the SSN Supplemental Executive Compensation Plan and certain bonuses to be paid to certain of such participants and (ii) SSN will thereupon deliver to each of the respective participants of the SSN Stock Appreciation Right Plan and the SSN Supplemental Executive Compensation Plan by wire transfer of immediately available funds, the amounts specified in clause (i) which shall be set forth in a written notice to be delivered by the Sellers to LTFS no less than five (5) business days prior to the Closing Date. Such payments shall be made solely out of the funds contributed pursuant to this Section 6.7(a) without any other payment by the Companies or the SSN Subsidiaries, notwithstanding any reserves therefor reflected on the Companies’ consolidated financial statements (and such reserves shall be deemed to be released and the amount thereof included in calculating Aggregate Net Worth). At the Closing, the Sellers shall cause each Person that is a party to the Company Agreements to execute and deliver to LTFS, for the benefit of the Companies and the SSN Subsidiaries, termination agreements in form and substance reasonably satisfactory to LTFS terminating each of the foregoing, and acknowledging payment in full under the SSN Stock Appreciation Right Plan and the SSN Supplemental Executive Compensation Plan, as of the Closing Date (collectively, the “Terminations”).

(b)At the Closing, each Seller shall, as to himself or itself, execute and deliver to LTFS, for the benefit of the Companies and the SSN Subsidiaries, a general release and discharge, in form and substance reasonably satisfactory to LTFS and the Representatives, releasing and discharging the Companies and the SSN Subsidiaries from any and all Liabilities to each Seller existing on or prior to the Closing (or which could arise after Closing from events transpiring or circumstances existing prior to Closing), including, but not limited to (i) any and all such obligations under the Company Agreements, (ii) those obligations of the Companies to such Seller, if any, set forth in Schedule 6.7(b) of the Disclosure Letter and (iii) any and all claims or causes of action that any such Person has against a Company, any SSN Subsidiary and their respective, officers, directors and employees, arising out of, relating to, or otherwise in connection with (A) the Companies or the SSN Subsidiaries or (B) the Company Shares and any rights associated therewith (the “Releases”), except that the Release shall not release (x) any right to be indemnified by the Companies or SSN Subsidiaries (as the case may be) against, any claim asserted against such Seller, to the extent such Seller would, but for this Agreement, be entitled to such indemnification in respect such claim, other than to the extent such Seller is obligated under Article VIII hereof to indemnify LTFS Indemnified Parties in respect of such claim or (y) any rights of such Seller under the Transaction Documents.

6.8    Monthly Financial Information. Between the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated, Sellers shall make available to LTFS as soon as practicable following the filing thereof, the FOCUS Reports filed during such period with respect to the Companies and/or the SSN Subsidiaries. The financial statements filed as part of such FOCUS Reports and such other financial statements shall be prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial position of the Companies and the SSN Subsidiaries at the respective dates thereof and their results of operations for the periods covered thereby, except, in each case, (a) to the extent notes to such Financial Statements or statements of stockholder’s equity and/or cash flows would be required for such conformity to GAAP, would disclose deviations from GAAP or would reflect matters that would impact such financial position or results of operations, and (b) that such Financial Statements are subject to normal adjustments that, if made as a result of an audit, would not have a Material Adverse Effect on the Companies.

6.9    Code §338(h)(10) Election. Subject in all events to Section 6.9(d) below, the Parties agree as follows:

(a)Upon the written request (the “338(h)(10) Election Request”) by LTFS given to the Representatives at least ninety (90) days prior to the earlier to occur of the due date for filing of the 338(h)(10) Election (defined below) and the extended due date (including an automatic extension period) for filing of the Short Year Return (the earlier to occur of the foregoing filing deadlines is hereinafter referred to as the “Filing Deadline”), each Seller shall join with LTFS and the Companies in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax law) with respect to the purchase and sale of the Companies' stock hereunder (collectively, a “338(h)(10) Election”). LTFS shall be responsible for the preparation and filing of the 338(h)(10) Election forms. The Sellers shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on their Tax returns to the extent required by applicable Law.

(b)If LTFS, the Companies and Sellers make the 338(h)(10) Election, LTFS and Sellers agree that the Transaction Consideration (plus other relevant items) will be allocated to the assets of the Companies for Tax purposes in a manner consistent with Code §§338 and 1060 and the regulations thereunder and the 338(h)(10) Allocation Schedule set forth on Annex C hereto. LTFS and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocations.

(c)If LTFS, the Companies and Sellers make the 338(h)(10) Election, LTFS shall reimburse and pay to Sellers, in the time and manner provided below in Section 6.9(e), any additional Tax liability imposed upon any Company, any SSN Subsidiary or any Seller pursuant to the Code, and any similar Tax (including, but not limited to, the Tennessee state franchise and excise Tax or any other state income Tax or Transfer Tax) that may be imposed in lieu thereof or in addition thereto in connection with the 338(h)(10) Election by LTFS, the Companies and the Sellers, in excess of the Tax obligation that would have been imposed on the Companies, the SSN Subsidiaries and the Sellers had the 338(h)(10) Election not been made and the Sellers had been taxed solely on the sale of the Company Shares with respect to the Companies (the “338(h)(10) Adjustment”). For the avoidance of doubt, it is the intent of the parties that after application of the 338(h)(10) Adjustment, Sellers will have received the same after-Tax proceeds from the transactions contemplated hereunder that Sellers would have received had the 338(h)(10) Election not been made and the Sellers had been taxed solely on the sale of the Company Shares with respect to the Companies.

(d)To the extent a 338(h)(10) Adjustment constitutes income to the Companies, any SSN Subsidiary and/or the Sellers subject to additional federal, state or local income and/or employment or other Taxes, the 338(h)(10) Adjustment shall be increased to and include the amount computed under the Gross-Up Formula, as defined and provided below (each, as increased, a “Grossed-Up 338(h)(10) Adjustment”; collectively, the “Grossed-Up 338(h)(10) Adjustments”). Each Grossed-Up 338(h)(10) Adjustment shall be in the amount computed under the following formula (the “Gross-Up Formula”): Divide the gross taxable amount of each 338(h)(10) Adjustment to a Seller (or a Company or SSN Subsidiary) by a number equal to one minus the highest combined marginal U.S. federal income tax rate plus any other applicable tax rates (e.g., FICA, Medicare and employment (self and otherwise) tax rates) payable by the applicable party as a result of the 338(h)(10) Adjustment or such other combined

Tax rates that are similar to or replace such combined Tax rates applicable to such party that are in effect at the time each such 338(h)(10) Adjustment is made. Notwithstanding anything to the contrary in the Gross-Up Formula above, the Parties agree that (i) an adjustment for any overpayment of FICA, Medicare and employment (self and otherwise) Taxes shall be made to a Grossed-Up 338(h)(10) Adjustment to take into account the extent (if any) to which all or a portion of either Seller's FICA, Medicare and employment (self and otherwise) Taxes has been previously paid by such Seller in order to avoid any double payment thereof and (ii) if a 338(h)(10) Adjustment is taxable, in whole or in part, at the long-term capital gains rate (excluding any FICA, Medicare or employment Taxes) that is in effect at the applicable time rather than at the highest combined marginal U.S. federal income tax rate, then the Gross-Up Formula shall be adjusted to provide that such long-term capital gains rate shall be used for all or such portion of the 338(h)(10) Adjustment that is taxable at such long-term capital gains rate. For example, if a $100.00 338(h)(10) Adjustment is subject to the Gross-Up Formula and it is taxable at the ordinary income tax rate, and the highest combined marginal tax rate applicable to such Seller at such time (including federal income tax rates and all other applicable tax rates (e.g., FICA, Medicare and employment (self and otherwise) tax rates)) is 40%, the 338(h)(10) Adjustment shall be increased under the Gross-Up Formula to, and the Grossed-Up 338(h)(10) Adjustment shall be, $166.67. Alternatively, if a $100.00 338(h)(10) Adjustment is subject to the Gross-Up Formula and it is taxable at the long-term capital gains rate, and the long-term capital gains rate applicable to such Seller at such time (excluding any FICA, Medicare or employment Taxes) is 15%, the 338(h)(10) Adjustment shall be increased under the Gross-Up Formula to, and the Grossed-Up 338(h)(10) Adjustment shall be, $117.65. In addition, any interest or penalties imposed against a Seller by any federal, state or local taxing authority as a result of any increase in the Tax liability owed by such Seller due to a change in the allocation of the Transaction Consideration amongst the assets of the Companies deemed to be purchased shall be paid or reimbursed by LTFS and increased by the Gross-Up Formula (the “Grossed-Up Penalties and Interest Payment”) in the time and manner provided below in Section 6.9(e) or, if later, when imposed.

(e)Within thirty (30) days after the receipt by the Representatives of the 338(h)(10) Election Request, Sellers shall calculate the amount of the 338(h)(10) Adjustment and the Grossed-Up 338(h)(10) Adjustment (such calculated amount shall be collectively the “Calculated 338(h)(10) Adjustments”), if any, for each such Seller and each Company and SSN Subsidiary pursuant to Section 6.9(d) above and provide such calculation to LTFS for LTFS's review. LTFS shall have the right to review such calculation of the Calculated 338(h)(10) Adjustments for each such party and object to it to the extent LTFS disagrees with the Calculated 338(h)(10) Adjustments as a result of such payments being inconsistent with the provisions of Section 6.9(d) above. If LTFS does not object to the Calculated 338(h)(10) Adjustments by written notice delivered to the Representatives within fifteen (15) days after receipt of such calculation, LTFS shall be deemed to have agreed to the Calculated 338(h)(10) Adjustments. If LTFS timely objects to the Calculated 338(h)(10) Adjustments by written notice delivered to the Representatives within fifteen (15) days after receipt of such calculation, the Parties shall immediately attempt in good faith to resolve such dispute. If LTFS and Sellers cannot agree upon the amount of the Calculated 338(h)(10) Adjustments within ten (10) days after commencement of negotiations with respect thereto, such dispute shall be submitted to the Independent Accounting Firm for final and binding determination. Upon the final determination with respect to the Calculated 338(h)(10) Adjustments, whether by agreement (or deemed agreement) of the Parties or determination by the Independent Accounting Firm, such determination shall be final, binding and non-appealable and, as directed by such determination, LTFS shall pay to the Sellers (or their designees) any and all amounts owed thereto within the earlier to occur of five (5) business days thereafter, or five (5) business days prior to the Filing Deadline. LTFS will pay the Grossed-Up Penalties and Interest Payment to the Sellers no less than five (5) business days prior to the date that the amount is payable to the appropriate taxing authorities after final determination of any penalties or interest has been made.

(f)Notwithstanding anything hereinabove specified to the contrary, it is specifically understood and agreed that Sellers shall not be considered to have agreed hereunder to the making of the 338(h)(10) Election, nor shall they join in making such election, nor in any event shall LTFS or any of the Companies file or make the 338(h)(10) Election, until LTFS shall have paid in full to the Sellers the Calculated 338(h)(10) Adjustments, as finally determined pursuant to the preceding sub-section. Concurrent with the payment of any Calculated 338(h)(10) Adjustments (or promptly upon the request of LTFS if no such payment is due), the Sellers shall execute and deliver such Tax documents and instruments reasonably necessary to effectuate the 338(h)(10) Election.

6.10    Tax Matters.

(a)The Representatives will file, or cause to be filed, timely Tax Returns for the Companies and the SSN Subsidiaries for the Tax Period ending on or immediately before the Closing Date (each a “Short Year Return”) and all other Tax Returns required to be filed (taking into account all duly obtained extensions) on or before the Closing Date. Such Tax Returns shall be prepared and filed in a manner which is consistent with past practice and no position shall be taken and no election shall be made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Tax Periods (including, but not limited to, positions that would have the effect of deferring income to Tax Periods after the Closing Date or accelerating deductions to Tax Periods ending on or prior to the Closing Date), except as may be required by applicable Tax Law. LTFS will file, or cause to be filed, timely Tax Returns for the Companies and the SSN Subsidiaries for Tax Periods beginning on or after the Closing Date and all other Tax Returns required to be filed (taking into account all duly obtained extensions) after the Closing Date. Such Tax Returns filed by LTFS with respect to which Sellers may have an indemnification obligation hereunder shall be prepared and filed in a manner which is consistent with past practice and no position shall be taken and no election shall be made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior Tax Periods, except as may be required by applicable Tax Law. Sellers and LTFS agree to provide the other party with such information as is necessary or appropriate to permit such other party to fulfill its Tax filing requirements.

(b)Except for any Excluded Taxes and subject to Section 8.2(d), Sellers shall be liable for and shall indemnify and hold LTFS harmless from any and all Taxes imposed on the Companies or the SSN Subsidiaries for any Tax Period that ends on or before the Closing Date and, with respect to any Tax Period that ends after the Closing Date, the portion of such Tax Period ending on and including the Closing Date (“Pre-Closing Taxes”). LTFS shall pay or cause to be paid to Sellers any refunds of Taxes attributable to any Pre-Closing Taxes that are received by LTFS, the Companies or the SSN Subsidiaries after the Closing Date, net of any costs attributable to the receipt of such refund, within thirty (30) days after the receipt of such refund.

(c)Where the Pre-Closing Taxes involve a Tax Period which begins before and ends after the Closing Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Companies and the SSN Subsidiaries terminated as of the close of business on the Closing Date; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the Tax Period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax Period through the Closing Date and the denominator of which shall be the number of days in the Tax Period. Sellers shall pay to LTFS an amount equal to the Pre-Closing Taxes due with any Tax Returns filed by LTFS pursuant to Section 6.10(a) at least ten (10) days before LTFS is required to cause to be paid the related Tax liability.

(d)All transfer, documentary, sales, use, stamp, registration and other such Taxes (excluding income taxes) and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”), and any expenses associated with filing the applicable Tax Returns, shall be borne 50% by LTFS and 50% by Sellers, and the party required by Law to file the applicable Transfer Tax Returns shall file all such Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other party shall join in the execution of any such Tax Returns and documentation; provided, however, that LTFS shall have the sole responsibility to bear any additional Transfer Taxes incurred as a result of the making of the 338(h)(10) Election.

(e)Sellers shall indemnify LTFS, the Companies and the SSN Subsidiaries from and against (i) any Pre-Closing Taxes and all losses, claims, liabilities, costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and disbursements) (“Losses”) relating to such Taxes, including as a transferee or successor or by contract and (ii) any Losses attributable to the breach of any representation or warranty contained in Section 3.5 or any covenant in this Section 6.10 with respect to any Pre-Closing Tax Period. Notwithstanding anything in this Agreement to the contrary, the representations set forth in Section 3.5 may be relied on only for purposes of liability for Pre-Closing Tax Periods, and are not a guarantee of any Tax positions taken or to be taken after the Closing Date.

(f)Any Tax sharing or Tax allocation agreement or arrangement between Sellers, on the one hand, and a Company or any SSN Subsidiary, on the other hand, is hereby terminated effective as of the Closing and shall have no further effect for any Tax year.

(g)Neither LTFS nor any Affiliate of LTFS (including after the Closing, any Company or SSN Subsidiary) shall amend or cause any Company or SSN Subsidiary to amend any Tax Return of any Company or SSN Subsidiary for any Pre-Closing Tax Period without the prior written consent of the Representatives. Without the prior written consent of the Representative, neither LTFS nor any Affiliate of LTFS shall (or shall cause either Company or any of the SSN Subsidiaries to) seek any Tax audit or similar review of or relating to any Company or SSN Subsidiary or initiate any correspondence or other communication with any taxing authority relating to any Pre-Closing Tax Period of any Company or SSN Subsidiary.

(h)If any Governmental Entity issues to any Company or any SSN Subsidiaries a written notice of its intent to conduct an audit, inquiry or other proceeding relating to any Tax claim or deficiency (a “Tax Proceeding”), in each case for any Pre-Closing Taxes or with respect to any Tax for which Sellers could reasonably be expected to be responsible by reason of the indemnity provisions of this Agreement or otherwise, LTFS shall promptly (and in all events within ten (10) days of receipt) notify the Representatives of its receipt of such communication from the Governmental Entity.

(i)The Representatives shall have the exclusive right to represent the interests of the Company and its Subsidiaries in any and all Tax Proceedings relating to Pre-Closing Taxes to the extent that such Tax Proceeding (i) involves any income Tax Returns of the Companies or SSN Subsidiaries; (ii) may affect the Tax liability of (or the amount of any Tax refund, credit or offset of) the Sellers for any Pre-Closing Tax Period or (iii) could reasonably be expected to give rise to a Seller indemnification obligation under this Agreement (all such Tax Proceedings, “Seller Tax Proceedings”). The Representatives and LTFS shall jointly agree on the conduct of any Tax Proceedings relating to any Straddle Period Tax Return to the extent that the Sellers may have an indemnification obligation with respect to such Straddle Period Tax Return under this Agreement.

(j)In the event that, after the Closing, the Representatives control a Seller Tax Proceeding, then (i) the Representatives shall control such contest diligently and in good faith; (ii) the Representatives shall keep LTFS reasonably informed regarding the status of such Seller Tax Proceeding and shall provide to LTFS copies of any and all correspondence received from the Taxing Authority related to such Seller Tax Proceeding; (iii) LTFS, at its sole cost and expense, shall have the right to participate, or cause the Companies or SSN Subsidiaries, to participate in such Tax Proceeding and in connection therewith, the Representatives shall provide LTFS with the opportunity to attend conferences with the Taxing Authority and to review and provide comments with respect to written responses provided to the Taxing Authority; and (iv) the Representatives shall not settle, resolve, compromise or abandon (and shall not allow the Companies or SSN Subsidiaries to settle, resolve, or abandon) such Tax Proceeding without the prior written permission of LTFS (which shall not be unreasonably withheld, conditioned or delayed).

6.11    Lease Amendment. On the Closing Date, SSN will enter into an amendment of the lease agreement, dated March 1, 2010, between Cogdill Capital, LLC and SSN, in the form of Exhibit F hereto (“Lease Amendment”).

6.12    Disclosure of Certain Matters. Each of Sellers, the Companies and LTFS will provide the others with prompt written notice of any event, development or condition that (a)

would cause any of such Party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions set forth in ARTICLE VII will not be satisfied or (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on the Companies or LTFS, as the case may be. Seller and the Companies shall have the obligation to amend or supplement the Disclosure Letter being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter. Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 9.1(c) and 9.1(d), the representations and warranties of the Companies and Sellers shall be made with reference to the Disclosure Letter as it existed at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Letter as they exist on the date of this Agreement; provided, however, if the disclosure or modification of the Disclosure Letter would entitle LTFS to terminate this Agreement pursuant to Article IX hereof, then unless LTFS exercises such termination right within thirty (30) days following receipt of such notice, the remedy of termination shall be deemed to have been waived with respect to such disclosure or modification; and provided further, however, that such waiver shall in no way impair any other remedy LTFS may have with respect to such disclosure or modification.

6.13    Confidentiality. Each Party agrees to maintain in confidence any non-public information received from the other party, including non-public information provided pursuant to Section 2.3(d), and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Without limiting the generality of the prior sentence, the trustee of the Trust may disclose such information regarding the transactions contemplated herein to the beneficiaries of the Trust as he, in his fiduciary judgment, determines appropriate to inform them of the matters contemplated herein. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by law, regulation or stock exchange rule; or (v) disclosure consented to by the other Party. If reasonably practicable and legally permitted, notice shall be given by a Party prior to any disclosure pursuant to clause (iv) above so that the Party whose information is being disclosed may, at its sole cost and expense, seek a protective order or other appropriate remedy, except that, no notice shall be required for any disclosure required pursuant to the Exchange Act or the Securities Act or, to a self-regulatory organization, federal or state regulatory agency or governmental agency in the course of such authority’s routine examinations or inspections. In the event this Agreement is terminated as provided in ARTICLE IX, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

7.1    Conditions to the Obligations of Sellers and LTFS. The obligations of Sellers and LTFS to effect the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Sellers and LTFS on or prior to the Closing Date of each of the following conditions:

(a)All required approvals by FINRA, Governmental Entities and other regulatory authorities shall have been obtained.

(b)No Governmental Order shall have been entered and shall remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Entity and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby in accordance with the terms of this Agreement. No investigation, review or Legal Proceeding by any Governmental Entity with respect to LTFS, a Company or any SSN Subsidiary shall be pending or, to the knowledge of LTFS or Sellers, respectively, threatened, nor shall have any Governmental Entity indicated an intention to conduct the same.

7.2    Conditions to the Obligation of LTFS. The obligation of LTFS to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by LTFS on or prior to the Closing Date of each of the following conditions:

(a)Each of the representations and warranties contained in ARTICLE III and ARTICLE IV that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of the specified date.

(b)The Management Employment Agreements shall be in full force and effect as of, and subject to the occurrence of the Closing on, the Closing Date.

(c)Sellers shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them together or individually at or before the Closing and shall have delivered or caused the delivery of the items prescribed by Section 2.2(c) hereof.

(d)Each of the Companies shall have delivered to LTFS a certificate, dated the Closing Date and signed by an officer of such Company, as to the fulfillment of the conditions set forth in Section 7.2(a) and Section 7.2(c).

(e)The Lease Amendment shall be in full force and effect as of, and subject to the occurrence of the Closing on, the Closing Date.

(f)Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have or result in, a Material Adverse Effect on the Companies.

7.3    Conditions to the Obligation of Sellers and the Companies. The obligation of Sellers and the Companies to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Companies and Sellers on or prior to the Closing Date of each of the following conditions:

(a)Each of the representations and warranties contained in ARTICLE V that is qualified as to materiality or Material Adverse Effect shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, at the time made and as of the Closing Date as if made at and as of such time, except to the extent that such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true as of the specified date.

(b)LTFS shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by LTFS at or before the Closing and shall have delivered or caused the delivery of the items prescribed by Section 2.2(b) hereof.

(c)LTFS shall have delivered to Sellers a certificate, dated the Closing Date and signed by an officer of LTFS, as to the fulfillment of the conditions set forth in Section 7.3(a) and Section 7.3(b).

(d)Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or could reasonably be expected to have, a Material Adverse Effect on LTFS.

ARTICLE VIII
INDEMNIFICATION
8.1    Survival.

(a)The representations and warranties in this Agreement shall survive the Closing as follows:

(i)the representations and warranties in Sections 3.1, 3.15, 4.1, 4.5, 4.6, 5.1 and 5.5 shall survive the Closing indefinitely;

(ii)the representations and warranties in Section 3.5 shall survive the Closing and will not terminate until the date that is thirty (30) days after the earlier of (A) six (6)

years after the Closing Date or (B) the expiration of the applicable statute of limitations to the matters covered thereby; and

(iii)all other representations and warranties in this Agreement shall survive the Closing and will not terminate until the later of (A) March 31, 2016 and (B) the date that is fifteen (15) months following the Closing Date.

(b)The covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or until they expire by their applicable terms.

(c)No claim for indemnification, reimbursement or any other remedy pursuant to Section 8.2 may be brought with respect to breaches of representations or warranties contained herein after the applicable expiration date set forth in Section 8.1(a); provided, however, that if, prior to such applicable date, LTFS shall have notified the Representatives or the Representatives shall have notified LTFS in writing of a claim for indemnification under this ARTICLE VIII (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this ARTICLE VIII notwithstanding such expiration date.

8.2    Indemnification of LTFS by Sellers.

(a)Subject to the limitations set forth in this ARTICLE VIII, from and after the Closing Date, Sellers shall, jointly and severally, indemnify and save and hold harmless LTFS, the Companies and the SSN Subsidiaries and their respective employees, officers, directors and Affiliates (collectively, the “LTFS Indemnified Parties”) from and against any Covered Losses resulting from, arising out of or incurred in connection with (i) any act, error or omission by any Person that occurred on or prior to the Closing Date to the extent such Covered Losses arise from matters disclosed in Schedules 3.6 or 3.7(c) of the Disclosure Letter as updated as of the Closing Date, or of which the Companies had Knowledge and were required to be, and were not, disclosed in Schedules 3.6 or 3.7(c) of the Disclosure Letter as updated as of the Closing Date, which exceed in the aggregate, the amount reserved, if any, for such Covered Losses on the financial statements of FLIC and SSN, (ii) any inaccuracy or breach of a representation or warranty made in ARTICLE III, other than the representations and warranties made in Sections 3.6 or 3.7(c), but only if the Companies had Knowledge that such representations and warranties were not true and correct when made and (iii) any non-fulfillment or breach of any covenant or agreement made by a Company or the Representatives in this Agreement. For purposes of Section 8.2(a)(ii), matters for which the Companies have Knowledge after the date of this Agreement and prior to the Closing shall be deemed Knowledge as of the date of this Agreement.

(b)Notwithstanding anything to the contrary contained herein, no claim for indemnity may be asserted by LTFS or claimed by any of the LTFS Indemnified Parties as a breach of any provision of this Agreement or may otherwise be a subject of indemnity or reimbursement from the Sellers hereunder with respect to any of the following: (i) any Taxes or condition that would not have existed if LTFS had purchased the Company Shares and had not made a 338(h)(10) Election or any similar election, including, without limitation, the unavailability of any “step-up” in the basis of the assets of the Company and its Subsidiaries under Section 1012 of the Code or any similar or corresponding provision; and (ii) any Taxes (or any Covered Losses in respect thereof) other than Taxes for any Pre-Closing Tax Period.

(c)No Seller shall have any obligation to indemnify for more than its pro rata share (based on such Seller’s portion of the Transaction Consideration) of any item of Covered Loss arising under Section 8.2(a).

(d)Notwithstanding anything to the contrary contained herein, from and after the Closing Date, each Seller shall indemnify and save and hold harmless the Indemnified Parties from and against any Covered Losses resulting from, arising out of or incurred in connection with: (i) any failure of any representation or warranty made by such Seller in ARTICLE IV of this Agreement to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date or if made as of a specified date, on that specified date; and (ii) any non-fulfillment or breach of any covenant or agreement made by such Seller in this Agreement.

(e)No indemnity shall be payable under Sections 8.2(a)(ii) or 8.2(d)(i) until the aggregate Covered Losses provided for under such Sections (“Capped Covered Losses”) exceed $250,000 (the “Floor”) and then, indemnity shall be payable only for up to an aggregate of $4,000,000 (the “Cap”), except that, Covered Losses arising under Sections 3.1, 3.15, 4.1, 4.5 and 4.6 shall not be treated as Capped Covered Losses and shall not be limited to the Cap, and except that, for purposes of Section 8.2(d)(i), indemnification for Covered Losses arising under ARTICLE IV, other than Sections 4.1, 4.5 and 4.6, shall not be payable until the Covered Losses to be indemnified by a Seller under ARTICLE IV, other than Sections 4.1, 4.5 and 4.6, exceed such Seller’s pro rata share of the Floor and then indemnity shall be payable only for up to such Seller’s pro rata share of the Cap, with such pro rata shares to be based on each Seller’s shares of the Transaction Consideration.

(f)The aggregate amount of a Seller’s indemnification obligation under this ARTICLE VIII shall not exceed a Seller’s portion of the Transaction Consideration.

8.3    Indemnification of Sellers by LTFS. From and after the Closing Date, LTFS shall indemnify and save and hold harmless Sellers, and in the case of the Trust, its trustee and beneficiaries (collectively, the “Seller Indemnified Parties” and, together with the LTFS Indemnified Parties, the “Indemnified Parties”) from and against any Covered Losses resulting from, arising out of or incurred in connection with (i) any breach of a representation or warranty by LTFS in this Agreement or (ii) any non-fulfillment or breach of any covenant or agreement made by LTFS.

8.4    Procedures Relating to Indemnification.

(a)If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article VIII in respect of, arising out of or involving a claim or demand made by any Person (other than a Party hereto or Affiliate thereof) against the Indemnified Party

(a “Third-Party Claim”), such Indemnified Party shall notify the Representatives or LTFS, as applicable in writing (in reasonable detail taking into account the information then available to such Indemnified Party) of the Third-Party Claim promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim; provided, however, that, so long as such notification is given within the applicable time limit set forth in Sections 8.1(a) and 8.1(b), the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party or parties shall have been actually prejudiced as a result of such failure. The Indemnified Party shall deliver to the Representatives or LTFS, as applicable, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim; provided, however, that the failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. The Representatives shall promptly notify all applicable indemnifying parties of any such claim upon Representatives’ receipt of notice of same as prescribed hereby.

(b)If a Third-Party Claim is made against an Indemnified Party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the Indemnified Party therefor, it may assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, unless the Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the indemnifying party. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the indemnifying party chooses to defend any Third-Party Claim, all the Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third-Party Claim, and use reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnifying party may pay, settle or compromise a Third-Party Claim with the written consent of the Indemnified Party, so long as such settlement includes (i) an unconditional release of the Indemnified Party from all Liabilities in respect of such Third-Party Claim, (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy and (iii)

does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

(c)If an Indemnified Party shall desire to assert any claim for indemnification provided for under this ARTICLE VIII other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the Representatives or LTFS, as applicable, in writing making specific reference to this Section 8.4(c) of this Agreement, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim; provided, however, that so long as notification is given within the applicable time limit set forth in Sections 8.1(a) and 8.1(b), the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not respond to such notice within thirty (30) days after its receipt, it will have no further right to contest the validity of such claim. The Representatives or LTFS, as applicable, shall promptly notify all applicable indemnifying parties of any such claim upon Representatives’ or LTFS’s, as applicable, receipt of notice of same as prescribed hereby.

8.5    Indemnity Payments. Notwithstanding anything to the contrary in this Agreement, if any Seller is obligated to indemnify an Indemnified Party under this ARTICLE VIII such obligation shall be satisfied, subject to the limitations provided for in this ARTICLE VIII, as follows: (i) indemnity obligations arising under Sections 8.2(a)(ii) (except for those relating to Sections 3.1 and 3.15) or Section 8.2(d)(i) (except for those relating to Sections 4.1, 4.5 and 4.6) shall be satisfied first, by LTFS offsetting such obligations against payments to be made to such Seller under such Seller’s Cap Note, until (together with offsets, if any, under Section 8.5(ii)) the amount of the Cap Note is fully offset and then, by payment by such Seller in cash to the Indemnified Party within ten (10) days following written demand therefor made by LTFS to the Representatives, and (ii) indemnity obligations arising under any other provision of this ARTICLE VIII (including those relating to Sections 3.1, 3.15, 4.1, 4.5 and 4.6) shall, at the election of LTFS, be offset by LTFS against payments to be made to such Seller under such Seller’s Cap Note or by payment by such Seller in cash to the Indemnified Party within ten (10) days following written demand therefor made by LTFS to the Representatives. The Balance Notes shall not be subject to a right of offset, unless such offset is agreed to in writing in advance by the applicable Seller in his or its sole discretion. If a Seller fails to make payment in cash to the Indemnified Party as claimed under this Section 8.5 or to consent to an offset against the Balance Note in respect of such claim (an “Unpaid Indemnity Obligation Claim”), then the reasonable fees and expenses (including legal fees and disbursements) incurred by the Party who prevails in any suit, action or proceeding with respect to such Unpaid Indemnity Obligation Claim shall be an Indemnification Obligation under this Article VIII of (x) the Sellers whose Unpaid Indemnity Obligation Claim is determined to be valid, in proportion to their respective shares of such Unpaid Indemnity Obligation Claim or (y) LTFS, if such Unpaid Indemnity Obligation Claim is determined not to be valid.

8.6    Knowledge. No Party shall be liable under this ARTICLE VIII for any Covered Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the Party seeking indemnification for such Covered Losses had acquired actual knowledge of such breach on or prior to the date of this Agreement, provided that this Section 8.6 shall not apply to Sellers’ indemnification obligations arising under Section 8.2(a)(i). For purposes of this Section 8.6, actual knowledge by LTFS shall mean the actual knowledge of Richard Lampen, Adam Malamed, Brian Heller, and/or Brett Kaufman, and actual knowledge of Sellers shall mean Knowledge of the Companies, and provided further that a Party who receives actual knowledge to which this Section 8.6 applies after the date of this Agreement but prior to Closing shall promptly notify the other Party of such knowledge and any such knowledge as is obtained by LTFS shall be deemed to have supplemented the Disclosure Letter as contemplated, in, and with the same effect as if made, pursuant to Section 6.12 hereof.

8.7    Transaction Consideration Adjustment. All payments made pursuant to this Article VIII shall be treated by the Parties hereto as adjustments to the Transaction Consideration for all tax purposes to the extent permitted by Law. An indemnity payment due and payable by an indemnifying party under this Article VIII shall be decreased to the extent of any net reduction in Taxes actually realized by the Indemnified Party resulting from the Covered Losses.

8.8    Insurance and Tax Benefit; Mitigation. Notwithstanding anything set forth in this Agreement to the contrary, Covered Losses of the LTFS Indemnified Parties shall be determined without duplication of any other Covered Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which any LTFS Indemnified Party is a party or has rights) actually received by the LTFS Indemnified Parties in connection with the facts giving rise to the right of indemnification, and Covered Losses of the Seller Indemnified Parties shall be determined without duplication of any other Covered Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant, or agreement and shall be net of any insurance or other prior or subsequent recoveries (including under or pursuant to any insurance policy, indemnity, reimbursement agreement or contract pursuant to which or under which any Seller Indemnified Party is a party or has rights) actually received by the Seller Indemnified Parties in connection with the facts giving rise to the right of indemnification. Each Indemnified Party shall use commercially reasonable efforts to take all actions reasonably necessary to file and pursue claims under any applicable insurance policies. Any indemnity payments made pursuant to this Agreement shall be made net of the receipt or accrual of any tax benefit realized by the recipients of such payments that results from the Covered Loss giving rise to such indemnity payments. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Covered Losses such Indemnified Party may sustain.

8.9    Exclusive Remedy. The indemnification provided for in this Article VIII shall be the exclusive post-Closing remedy, other than in the case of fraud or intentional misrepresentation, available to an Indemnified Party in connection with any Covered Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereby, except, where otherwise available, for the right to injunctive or other equitable relief to enforce rights under this Agreement.

ARTICLE IX
TERMINATION

9.1    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)By mutual written consent of LTFS and Sellers and the Companies;

(b)By Sellers and the Companies or by LTFS, by written notice to the other party, if the Closing shall not have occurred by April 30, 2015, unless such date is extended by the mutual written consent of the Company, Sellers and LTFS; provided, no party may terminate this Agreement pursuant to this Section 9.1(b) if that party has breached its obligations under this Agreement in a manner that shall have proximately contributed to the failure of the Closing to occur by such date;

(c)By Sellers and the Companies, by written notice to LTFS, if (i) at any time the representations and warranties of LTFS contained in this Agreement shall fail to be true and correct, or LTFS shall at any time have failed to perform and comply with all agreements and covenants of LTFS contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof from Sellers and the Companies; or

(d)By LTFS, by written notice to Sellers and the Companies, if at any time the representations and warranties of any or all of Sellers or the Companies contained in this Agreement shall fail to be true and correct, or any or all of Sellers or the Companies shall at any time have failed to perform and comply with all agreements and covenants of relating to such Persons contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 7.2(a) or Section 7.2(c) would not be fulfilled and (ii) shall not have been cured within twenty (20) days of the receipt of written notice thereof from LTFS.

9.2    Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 9.1, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, legal and financial advisors, representatives, shareholders or Affiliates; provided, however, that the agreements contained in Sections 6.5, 10.1 and this Section 9.2 shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any party hereto of any Liability or damages resulting from any willful or intentional breach of this Agreement prior to the time of such termination.

ARTICLE X
GENERAL PROVISIONS

10.1    Expenses. Except as otherwise specifically provided in this Agreement, (i) Sellers shall bear the expenses, costs and fees, including attorneys’, auditors’ and financing fees, if any (collectively, the “Transaction Expenses”) of the Companies and Sellers and (ii) LTFS shall bear the Transaction Expenses of LTFS in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby are effected.

10.2    Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

10.3    Notices. All notices and communications hereunder shall be deemed to have been duly given and made only if in writing and if served by personal delivery upon the party for whom it is intended, delivered by registered or certified mail, return receipt requested or delivered by recognized overnight courier to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

(a)if to Sellers, Representatives or the Companies:

Securities Service Network, Inc.
9729 Cogdill Road
Suite 3001
Knoxville, TN 37932
Attention: Wade Wilkinson

and

David Michael Coffey
129 Twin Coves Drive
Lenoir City, TN 37772

with copies to (which copies shall not constitute notice):

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, TN 37201
Attention: Samuel E. Stumpf, Jr., Esq.

and

Hodges Doughty & Carson

617 Main Street
P.O. Box 869
Knoxville, TN 37901-0869
Attention: Christopher A. Hall, Esq.

and

(b)if to LTFS:

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, FL 33137
Attention: Richard J. Lampen, President

with copies to (which copies shall not constitute notice):

Ladenburg Thalmann Financial Services Inc.
4400 Biscayne Boulevard, 12th Floor
Miami, FL 33137
Attention: Brian L. Heller, Esq.

and

Graubard Miller
The Chrysler Building
405 Lexington Avenue, 11th Floor
New York, NY 10174-1901
Attention: David Alan Miller, Esq.
or, in each case, at such other address as may be specified in writing by notice to the other Parties.
10.4    Assignment; Successors; Third-Party Beneficiaries. This Agreement shall not be assignable by any Party hereto without the prior written consent of all of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors, executors, administrators, legal representatives, heirs and permitted assigns of the respective Parties. All representations, warranties, covenants, agreements, rights and privileges made, granted or delivered to the Companies pursuant to this Agreement or any document or agreement entered into or executed pursuant to this Agreement shall, following the Transaction, vest in the Representatives to be exercised for the benefit of all Sellers as their interest may appear. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and the successors, executors, administrators, legal representatives, heirs and assigns permitted by this Section 10.4 any right, remedy or claim under or by reason of this Agreement, except that each indemnitee shall be a third party beneficiary with respect to Article VIII and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

10.5    Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. The waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

10.6    Entire Agreement. This Agreement (including the Annexes, Exhibits and Schedules (including the Disclosure Letter) referred to herein and all documents delivered at closing or otherwise delivered hereunder) constitutes the sole and entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

10.7    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

10.8    Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.9    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.10    Governing Law. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

10.11    Consent to Jurisdiction, Etc.

(a)The Parties consent to exclusive jurisdiction of the state and federal courts located in Fulton County, Georgia (and any courts from which appeals from judgments of such courts are heard) as to any dispute or claim as to which there is subject matter jurisdiction in that court. Each of the Parties agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, in the state or federal courts located in Fulton County, Georgia, in accordance with the provisions of Section 10.11(a). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)Each of the Parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.12    Representatives. Each Seller hereby appoints Wade Wilkinson and David Michael Coffey as its, his or her exclusive agent and attorney-in-fact (the “Representatives”) (i) to give and receive notices and communications with respect to the provisions of this Agreement (including under Article VIII hereof), (ii) to amend the terms of this Agreement, (iii) to agree to, negotiate, enter into settlements or compromises of matters arising under the provisions of this Agreement and (iv) to take any and all actions necessary or appropriate in the judgment of the Representatives to be taken on behalf of Sellers under such provisions of this Agreement (including under Article VIII hereof). Such agency is irrevocable and coupled with an interest. Upon the death or incapacity of either Representative, or his ceasing to be an employee or independent contractor of the Companies or any Affiliate or a trustee of the Trust, the remaining Representative shall be the sole Representative and shall notify the LTFS of such change in writing. Upon the death or incapacity of both Representatives, or their both ceasing to be an employee or independent contractor of the Companies or any Affiliate thereof or a trustee of the Trust, the Sellers shall appoint a successor Representative and shall notify the LTFS of such successor in writing. Any successor Representative must be an employee of a Company or any Affiliate thereof or a trustee of the Trust. Notwithstanding the foregoing, no bond shall be required of the Representatives and Sellers shall be responsible for the expenses of the Representatives incurred in the course of their duties as Representative, including reasonable attorneys’ fees. Notices or communications to or from a Representative shall constitute notice to or from Sellers in respect of matters relating to this Agreement. Any decision, act, consent or instruction of a Representative shall constitute a decision, act or consent of all Sellers, and shall be final, binding and conclusive upon each Seller, and LTFS may rely upon any decision, act, consent or instruction of a Representative as being the decision, act, consent or instruction of each and every Seller. Each Seller shall indemnify and hold harmless the Representatives pro rata based upon such Seller’s pro rata share of the Transaction Consideration, from any and all

Covered Losses that are incurred by the Representatives as a result of actions taken, or actions not taken, by the Representatives herein, except to the extent that such Covered Losses arise from the gross negligence or willful misconduct of the Representatives. The Representatives shall not be liable to Sellers for any act done or omitted hereunder as the Representatives, excluding acts which constitute gross negligence or willful misconduct.

10.13    Equitable Relief. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
SECURITIES SERVICE NETWORK, INC.

By: /s/ Wade Wilkinson________
Name: Wade Wilkinson
Title: President, CEO

RENAISSANCE CAPITAL CORPORATION

By: /s/ Wade Wilkinson________
Name: Wade Wilkinson
Title: President

LADENBURG THALMANN FINANCIAL SERVICES INC.

By: /s/ Brian Heller____________
Name: Brian Heller
Title: Senior Vice President- Business
and Legal Affairs

[Sellers signature page follows]

SELLERS SIGNATURE PAGE:

DAVID L AND PATRICIA B COFFEY
DESCENDANTS TRUST

By: /s/ David Michael Coffey____
Name: David Michael Coffey
Title: Trustee

/s/ Wade Wilkinson
WADE WILKINSON

/s/ Ronald Klimas
RONALD KLIMAS

/s/ Jayaprakash Patel
JAYAPRAKASH PATEL

/s/ Jonathan Maas
JONATHAN MAAS